Registration No. _______________

______________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

_______________________________________________________________

                           FORM S-4
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

_______________________________________________________________

                 FIRST CAPITAL BANCSHARES, INC.
           (Exact name of issuer as specified in its Charter)

Ohio                                         31-1576795
(State of Incorporation)  (I.R.S. Employer Identification No.)

33 West Main Street, Chillicothe, Ohio, 45601, (614) 775-6777
(Address, including zip code, and telephone number, including area code, of registrant's Principal Executive Offices)

______________________________________________________________

                    Mr. Thomas W. Beard
                        President
              First Capital Bancshares, Inc.
                    33 West Main Street
                   Chillicothe, Ohio 45601
                       (614) 775-6777
  (Name, address, including zip code, and telephone number,
         including area code, of agent for service)
_____________________________________________________________
                              Copy To:

                  Susan B. Zaunbrecher, Esq.
                       Dinsmore & Shohl
                      1900 Chemed Center
                     255 East Fifth Street
                    Cincinnati, Ohio  45202
                        (513) 977-8200

Approximate date of proposed commencement of sales hereunder:
As soon as practicable after the effective date of this Registration
Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
__x__

                       CALCULATION OF REGISTRATION FEE

Title of                Proposed       Proposed
Securities   Amount     Maximum        Maximum
To Be        To Be      Offering Price Offering   Amount of
Registered   Registered Per Share      Price      Registration Fee

Common Stock 690,000   $ 15.07(1)   $10,398,300.00  $3,067.50
without par
value

(1) The transaction to be registered on this Registration Statement on Form S-4 is the issuance of shares of the Common Stock without par value of First Capital Bancshares, Inc. (the "Holding Company") to the existing shareholders of The Citizens National Bank of Chillicothe (the "Bank") pursuant to the merger of the Bank into a wholly-owned subsidiary of the Holding Company. As a result of the merger, each shareholder of the Bank will receive ten (10) shares of the Holding Company's Common Stock in exchange for each share of the Bank's Common Stock. Although there are transactions in the Common Stock of the Bank from time to time, trading has been extremely limited. As of September 30, 1997 the estimated book value of the Bank's Common Stock was approximately $150.74 per share. Since ten
(10) shares of Holding Company Common Stock are to be issued for each of the 69,000 presently outstanding shares of Bank Common Stock, 10% of the estimated per share book value of Bank Common Stock, or $15.07 per share of Holding Company Common Stock, is the amount on which the above registration fee is based.

PROXY STATEMENT/PROSPECTUS


               FIRST CAPITAL BANCSHARES, INC.


        690,000 SHARES OF COMMON STOCK WITHOUT PAR VALUE
             OF FIRST CAPITAL BANCSHARES, INC.
        TO BE ISSUED IN CONNECTION WITH THE MERGER OF
         THE CITIZENS NATIONAL BANK OF CHILLICOTHE INTO
           THE CNB NATIONAL BANK (IN ORGANIZATION),
  A WHOLLY-OWNED SUBSIDIARY OF FIRST CAPITAL BANCSHARES, INC.

                      ___________________


THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES THE PROXY STATEMENT OF THE CITIZENS NATIONAL BANK OF CHILLICOTHE WITH RESPECT TO AN ANNUAL MEETING OF ITS SHAREHOLDERS TO BE HELD ON TUESDAY, THE 24TH OF
FEBRUARY, 1998.

                      ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ____________________

THE OCC'S APPROVAL REFLECTS ONLY ITS VIEW THAT THE TRANSACTION DOES NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT THE TRANSACTION IS CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS. THE OCC'S APPROVAL IS NOT AN OPINION BY THE OCC THAT THE PROPOSED TRANSACTION IS FAVORABLE TO THE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE OCC HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTION.



            THE OCC'S APPROVAL IS NOT AN ENDORSEMENT
               OR RECOMMENDATION OF THE MERGER.




 The date of this Proxy Statement/Prospectus is January 23, 1998
    THE CITIZENS NATIONAL BANK OF CHILLICOTHE
              33 West Main Street
            Chillicothe, Ohio 45601


         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that an Annual Meeting of Shareholders of The Citizens National Bank of Chillicothe (the "Bank") will be held on February 24, 1998 at 1:30 p.m., local time, at the main office of the Bank, located at 33 West Main Street, Chillicothe, Ohio, for the following purposes:

1. To elect seven nominees for Director to serve on the Board of Directors of the Bank until the next annual meeting of shareholders.

2. To consider and act upon a proposal for the reorganization of the Bank into a one-bank holding company structure by the adoption of the form of Plan and Agreement of Merger and the Agreement to Merge providing for the merger of the Bank with and into CNB National Bank (In Organization), a wholly-owned national banking subsidiary of First Capital Bancshares, Inc., Chillicothe, Ohio, the Articles of Incorporation of which contain certain antitakeover provisions, all as described in the accompanying Proxy Statement/Prospectus.

To ratify the engagement of Robb, Dixon, Francis, Davis, Oneson &
Company as the independent auditors of the Bank for 1998.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE
FOREGOING MERGER PROPOSAL AND RECOMMENDS ITS APPROVAL BY THE
SHAREHOLDERS.

The Board of Directors has fixed the close of business on January 23, 1998, as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Transferees after said date will not be entitled to vote at the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person.
Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed Proxy in the envelope provided as soon as possible.

                          By order of the Board of Directors



Dated:  January 23, 1998  Thomas W. Beard, President

The Holding Company intends to furnish to its shareholders, along with this Proxy Statement/Prospectus, an annual report for the year ended December 31, 1997 containing financial statements. In addition, the Holding Company may, in its sole discretion, issue unaudited quarterly or other interim reports to its shareholders as it deems appropriate.

                 ___________________________

No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by First Capital Bancshares, Inc. or The Citizens National Bank of Chillicothe. This Proxy Statement/Prospectus does not constitute an offering within any jurisdiction to any person to whom it is unlawful to make such offer within such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Capital Bancshares, Inc. or The Citizens National Bank of Chillicothe since the date hereof.



               TABLE OF CONTENTS

                                                Page
INTRODUCTION   5
General  5
Election of Directors  5
Revocation of Proxies  5
The Citizens National Bank of Chillicothe  6
First Capital Bancshares, Inc.  6
Summary of the Transaction  6
Regulatory Approval  7
ELECTION OF DIRECTORS 7
ELECTION OF AUDITORS  8
DESCRIPTION OF THE TRANSACTION -
FORMATION OF A ONE-BANK HOLDING COMPANY  8
General  8
Purpose of Transaction  9
Summary of Agreements 9
Expenses of Conversion 10
Shareholder Vote Required  11
Regulatory Approvals 11
Rights of Dissenting Shareholders 11
Conditions of the Merger 12
Amendment or Abandonment of the Plan and Agreement of Merger 13
Conversion of Shares and Exchange of Certificates 13
Federal Income Tax Aspects 14
State Dividend Income Taxes 15
FINANCIAL STATEMENTS AND CAPITALIZATION 15
DESCRIPTION OF COMMON STOCK OF THE BANK AND THE HOLDING COMPANY  16
General 16
Dividends 16
Preemptive Rights  17
Cumulative Voting  17
Par Value 18
Certain Stabilizing Features of Corporate Governance 18
Repurchase of Shares  20
INFORMATION CONCERNING THE HOLDING COMPANY 21
General 21
Supervision and Regulation 21
INFORMATION REGARDING THE BANK 22
General 22
Selected Financial Data 23
Management's Discussion and Analysis of Condition and Results of
Operations 24
Supervision and Regulation 26
MANAGEMENT OF THE BANK AND THE HOLDING COMPANY  26
Directors and Executive Officers  26
Executive Compensation  28
CERTAIN BENEFICIAL OWNERS 29
COMMON STOCK MARKET INFORMATION 29
LEGAL MATTERS 30
OTHER BUSINESS 31


Appendices

Plan and Agreement of Merger  Appendix A
Agreement of Merger  Appendix A-1
Articles of Incorporation of
 First Capital Bancshares, Inc. Appendix A-2
Code of Regulations of First Capital Bancshares, Inc. Appendix A-3 12 U.S.C. Section 215a and Banking Circular 259 Appendix B

      INTRODUCTION

General

This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of The Citizens National Bank of Chillicothe (the "Bank") for use at the Annual Meeting of the Bank's shareholders to be held on February 24, 1998 for the purpose of electing a Board of Directors and considering and voting upon a proposal to merge the Bank into CNB National Bank (In Organization) (the "New Bank"). The New Bank will be a wholly-owned subsidiary of First Capital Bancshares, Inc., an Ohio corporation (the "Holding Company"), and the purpose of the merger is to effect a corporate reorganization so that the business of the Bank will be conducted as a wholly-owned subsidiary of the Holding Company. At the effective date of the merger, each one share of Common Stock of the Bank will be converted by virtue of the merger into ten shares of the Common Stock of the Holding Company. All shareholders of the Bank will become shareholders of the Holding Company and will retain the same percentage of ownership of Holding Company shares as each shareholder held of the Bank's shares. The resulting bank in the merger will thereafter be the wholly-owned subsidiary of the Holding Company. Following the merger the Bank's business will continue unchanged under the name The Citizens National Bank of Chillicothe with the same management and employees. For a more detailed description of the transaction, see the section herein entitled "DESCRIPTION OF THE TRANSACTION."

Each of the 69,000 shares of Common Stock, $15.00 par value, of the Bank outstanding on January 23, 1998, the record date for the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record on the books of the Bank at the close of business on January 23, 1998 will be entitled to vote at the meeting, either in person or by proxy.

The shares represented by all properly executed proxies that are sent to the Bank will be voted as designated and each proxy not designated will be voted "For" the proposed merger. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Bank who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy material to the beneficial owners of the stock and the Bank may reimburse them for their expenses. The cost of preparing, assembling and mailing this Proxy Statement/Prospectus, the notice of meeting, and proxy, and any other costs of soliciting proxies, will be borne by the Bank.

Election of Directors

The Articles of Association of the Bank provide that the number of Directors shall not be less than six (6) or more than nine (9) shareholders. The number of Directors is currently fixed at seven
(7) and the following slate of nominees is proposed by Management for the seven (7) Directorships, each to hold office at least until the next annual meeting of shareholders of the Bank: Thomas W. Beard, James M. Cutright, John H. Kochensparger, III, Rosemary Kochensparger, Joe Lane, Edward N. Steel, Jerry Whited.

Revocation of Proxies

Each person granting a proxy may revoke it by giving notice to the Bank in writing or in open meeting at any time before it is voted, or by submitting a subsequently dated proxy.

The Citizens National Bank of Chillicothe

The Bank is a national banking association which was organized in 1900 and has been in continuous operation since that date. It is engaged in the general commercial banking business through its main office and two branch offices located in Ross County, Ohio. The address of the Bank's principal office is 33 West Main Street, Chillicothe, Ohio 45601; (614) 775-6777.

First Capital Bancshares, Inc.

The Holding Company is a proposed bank holding company which was organized on November 21, 1997 to facilitate the corporate reorganization of the Bank by establishing it as a subsidiary of a bank holding company. The Holding Company will be the sole shareholder of the New Bank. Neither the Holding Company nor the New Bank has conducted any business, and, until the merger becomes effective, neither will conduct any business. After the merger becomes effective, the Holding Company's principal business will be ownership of 100% of the outstanding capital stock of the New Bank, which as the resulting bank in the merger will change its name to "The Citizens National Bank of Chillicothe" upon the effectiveness of the merger and will succeed to all the assets and liabilities of the Bank. Also on the effective date of the merger, the shareholders of the Bank, by reason of the merger, will receive ten shares of Holding Company Common Stock for each share of Bank Common Stock.

If the conversion is duly approved by the Bank's shareholders, and assuming the timely receipt of the appropriate regulatory approvals, it is expected that the conversion will be legally consummated in the second quarter of 1998. The affirmative vote of the holders of at least two-thirds of the Bank's Common Stock, or 46,000 shares, is necessary to approve the conversion and adopt the Plan and Agreement of Merger and the Agreement of Merger described below.

Summary of the Transaction

The Bank's Board of Directors has determined that, due to the greater business flexibility of a one-bank holding company system, it is desirable for the Bank to become a wholly-owned subsidiary of a bank holding company. Accordingly, the Board directed the formation of the Holding Company and the organization of the New Bank as a wholly-owned subsidiary of the Holding Company. The Board also approved the terms of the Plan and Agreement of Merger and the Agreement of Merger and directed that they be presented to the shareholders for their approval.

Pursuant to the Agreement of Merger, on the effective date of the merger, the Bank will be merged with and into the New Bank, and the name of the New Bank will automatically be changed to "The Citizens National Bank of Chillicothe". Each share of the Bank's outstanding Common Stock will, by operation of law, be converted into ten shares of the Holding Company's Common Stock, and the shareholders of the Holding Company and their percentage ownership thereof immediately after the merger becomes effective will be identical to the shareholders of the Bank and their percentage ownership thereof immediately before the merger becomes effective. Following the merger, the Bank's business will continue unchanged with the present management. For a more detailed description of the transaction, see the section herein entitled, "DESCRIPTION OF THE TRANSACTION".

Shareholders of the Bank who vote against the merger or give written notice to the Bank at or prior to the Annual Meeting of Shareholders that they dissent from the merger and who make written demand for payment within 30 days after consummation of the merger and surrender their certificates representing Bank Common Stock, have the right to receive cash in lieu of Holding Company Common Stock. See "DESCRIPTION OF THE TRANSACTION - Rights of Dissenting Shareholders."

Regulatory Approval

The Holding Company must be approved for formation as a bank holding company by the Board of Governors of the Federal Reserve System, which regulates bank holding companies. In addition, the merger must be approved by the Comptroller of the Currency, the agency of the federal government which regulates national banks. It is anticipated that the Annual Meeting may be recessed from time to time until the merger has been approved by the Comptroller, so that the Bank's shareholders can act on technical changes, if any, to the Plan and Agreement of Merger or Agreement of Merger recommended by the Comptroller.

                       ELECTION OF DIRECTORS

The Articles of Association of the Bank provide that the Board of Directors shall consist of not less than six (6) or more than nine
(9) persons.  The number of Directors currently is fixed at seven
(7). The following slate of nominees proposed by Management consists of seven (7) persons, all of whom currently serve as Directors.

Proxies received in response to this solicitation will be voted, unless authority is withheld, in favor of the election of the seven
(7) nominees named below. In the event any director nominee should become unavailable to serve as a director, it is the intention of the Proxy Committee to vote for such other person or persons for the office of Director as the Board of Directors may recommend. Management has no reason to believe that any of the nominees is not available or will not serve if elected. In no event will the proxies solicited hereby be voted for more than seven (7) nominees.

The proposed nominees for election as Directors are:




Name and Principal              Residence               Director Since
Occupation
1. Thomas W. Beard              2151 Egypt Pike
Bank President,                 Chillicothe, Ohio 45601    1996
The Citizens National
Bank of Chillicothe

2. James M. Cutright            1 Belmont Court
Attorney                        Chillicothe, Ohio 45601    1987

3. John H. Kochensparger, III   2655 Bryden Road
Salesman                        Columbus, Ohio 43209       1990

4. Rosemary Kochensparger       85 Bishop Square
Homemaker                       Columbus, Ohio 43209       1953

5. Joseph Lane                  120 North Second Street
Retired Business Owner          Frankfort, Ohio 45628      1987

6. Edward N. Steel              11333 U.S. Route 50
Retired Farmer                  Bourneville, Ohio 45617    1953

7. Jerry Whited                 P.O. Box 1734
Accountant                      Chillicothe, Ohio 45601    1987


For further information concerning the nominees, see the section herein entitled "MANAGEMENT".

                       ELECTION OF AUDITORS

The accounting firm of Robb, Dixon, Francis, Davis, Oneson & Company ("Robb Dixon") is presently serving as the Bank's independent accounting firm. Robb Dixon also served as the Bank's independent auditors with respect to the Bank's financial statements for the year ended December 31, 1997. Representatives of Robb Dixon will be present at the Annual Meeting and will be available to respond to appropriate questions. The affirmative vote of a majority of the Bank's common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the shareholders a voice in the selection of auditors. If the resolution is rejected by the shareholders, the Board of Directors will reconsider its choice of Robb Dixon as the Bank's independent auditors. Proxies in the form solicited hereby which are returned to the Bank will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. The Board of Directors recommends the adoption of the resolution.

The resolution states:

"RESOLVED, that the shareholders of the Bank hereby ratify the action of the Board of Directors in retaining Robb, Dixon, Francis, Davis, Oneson & Company as the independent auditors of the Bank for 1998."

         DESCRIPTION OF THE TRANSACTION - FORMATION OF
                 A ONE-BANK HOLDING COMPANY

General

At the Annual Meeting to be held on February 24, 1998, the following proposed resolution will be submitted for adoption by the Bank's shareholders. The affirmative vote of the holders of at least two-thirds of the Bank's Common Stock issued and outstanding on January 23, 1998, the record date for the Annual Meeting, is required to approve and adopt the Plan and Agreement of Merger and the Agreement of Merger which will effect the conversion of the Bank into the Holding Company through the statutory merger of the Bank with and into the New Bank. The New Bank will thereafter be a wholly-owned subsidiary of the Holding Company.

The Board of Directors has declared the advisability of the adoption of the following resolution and recommends a vote FOR the resolution. Proxies will be voted in favor of this resolution unless otherwise instructed by the shareholders.

The resolution states:

"RESOLVED, That the form of Plan and Agreement of Merger dated as of January 16, 1997 between The Citizens National Bank of Chillicothe and First Capital Bancshares, Inc., together with the Agreement of Merger appended hereto as Exhibit A, providing for the merger of The Citizens National Bank of Chillicothe with and into New Bank and the conversion of the Bank into a holding company structure, are hereby approved, ratified, adopted and confirmed."

Purpose of Transaction

In recent years, an increasing number of banks have converted their corporate structures to that of a one-bank holding company under the Bank Holding Company Act of 1956 due to the various advantages of such a corporate structure, and the Board of Directors of the Bank has determined that such a conversion is in the best interests of the Bank. A holding company corporate structure will enhance the Bank's ability to compete under the laws and conditions prevailing in the banking field today. The resulting holding company structure will afford greater flexibility in carrying on the Bank's business activities and in responding effectively to future needs and opportunities to expand the financial services currently offered and the market currently served. It will provide an opportunity for diversification, either through newly-formed subsidiaries or by acquisition of established companies.

In addition, the reorganization will also provide flexibility in meeting future financing needs. The Holding Company can increase its number of authorized shares of Common Stock and issue such stock without the approval of the Comptroller of the Currency. While there are no present plans for the issuance of additional shares, having this capability affords greater flexibility in raising additional capital, in effectuating proposed acquisitions and for other corporate purposes. The Holding Company will also have authority to redeem its shares, subject to regulatory limits, without the prior approval of any supervisory authorities and to hold them, if desired, as treasury shares available for future issuance.

Summary of Agreements

Copies of the Plan and Agreement of Merger, including the Agreement of Merger, are attached as Appendices A and A-1 to this Proxy Statement/Prospectus. The following paragraphs describe the conversion, merger and related transactions. However, for more complete information reference is made to the Agreements attached hereto as Appendices A and A-1 as well as to Appendices A-2 and A-3 containing the Articles of Incorporation and Code of Regulations of the Holding Company, respectively. The proposed Articles of Association of the resulting bank in the merger are contained in the Agreement of Merger (Appendix A-1).

The Bank and the Holding Company have entered into, and the New Bank upon its formation will join in and become a party to, the Plan and Agreement of Merger which sets forth the terms of the Bank's conversion to a holding company structure. Under this Agreement, the Bank will be merged with and into the New Bank, which will simultaneously change its name to "The Citizens National Bank of Chillicothe". Upon consummation of the merger, each outstanding share of the Bank's Common Stock, $15.00 par value, will by operation of law be converted into ten shares of the Holding Company's Common Stock without par value. Consequently, the shareholders of the Bank and their respective share holdings, as a percentage of ownership, immediately prior to the consummation of the merger will be identical to those of the Holding Company immediately after consummation of the merger. A maximum of 690,000 shares of Holding Company Common Stock will be issued pursuant to the merger. See "DESCRIPTION OF COMMON STOCK OF THE BANK AND THE HOLDING COMPANY" for a discussion of the rights of shareholders of the Bank as compared to shareholders of the Holding Company.

As of the effective date of the merger, the Bank will cease to exist as a legal entity. The corporate identities and business of both the Bank and the New Bank will be combined, and the business of the Bank will continue to be conducted under the name "The Citizens National Bank of Chillicothe" after the merger without any change.

The business of the resulting bank after the merger will be identical to that of the Bank prior to the merger and will be conducted with the same offices, properties and personnel as that of the Bank. The resulting bank initially will have the same directors and officers as the Bank. The resulting bank will continue to be subject to regulation by the Comptroller of the Currency, and deposits in the resulting bank will continue to be insured by the Federal Deposit Insurance Corporation. In short, the resulting bank will succeed to all of the rights and assets of the Bank and will be subject to all of the Bank's obligations and liabilities.

Expenses of Conversion

The expenses of the conversion of the Bank into a holding company structure, estimated to total approximately $55,000, will be borne by the Bank. It is anticipated that legal expenses of the conversion will approximate $30,000; accounting and financial advisory services will approximate $10,000; application and related fees for approvals by regulatory authorities are expected to total $7,600; loan fees charged by an unaffiliated bank will approximate $1,500; and postage, photocopying, long distance, supplies and related miscellaneous expenses are not expected to exceed $1,100.
No commissions of any kind and no remuneration to directors, other than customary fees for attending meetings, will be paid as a result of the conversion.

The Holding Company will borrow approximately $115,000 from an unaffiliated bank to finance its subscription for all the shares of the New Bank's common stock. The loan will be evidenced by the promissory note of the Holding Company. Upon the consummation of the merger, the total equity capital of the resulting bank in the merger will be essentially equal to that of the Bank plus that of the New Bank. The total equity capital of the Bank at September 10, 1997 was $10,401,060. The contemplated total equity capital of the resulting bank in the merger on a pro forma basis based upon the Statement of Condition of the Bank at September 30, 1997 and immediately after the merger will be approximately $10,461,060. The increase of $60,000 represents the full subscription paid in for the shares of the New Bank by the Holding Company. The resulting bank in the merger will thereupon declare and pay a dividend of approximately $60,000 to the Holding Company, which will be used to repay in full the loan plus accrued interest thereon. Interest on the loan, which will be an additional expense of the conversion, is estimated to be less than $1,500. Thus, the total equity capital of the resulting bank by merger will essentially be the same as the total equity capital of the Bank immediately prior to the merger. See "FINANCIAL STATEMENTS AND CAPITALIZATION."

Shareholder Vote Required

The merger of the Bank with and into the New Bank and the consequent reorganization of the Bank's structure into that of a one bank holding company system may only be effected if approved by the affirmative vote of the holders of at least two-thirds of the Bank's outstanding Common Stock, or 46,000 shares.

Approval by the Holding Company as the sole shareholder of the New Bank is also required; the Holding Company will vote all outstanding shares of the New Bank in favor of the transaction.

Regulatory Approvals

The formation of the Holding Company as a bank holding company is subject to the approval of the Board of Governors of the Federal Reserve System, the agency which regulates bank holding companies. The merger of the Bank with and into the New Bank is subject to the approval of the Comptroller of the Currency, which regulates national banks. Applications requesting such approvals will be submitted to such agencies after shareholder approval of the conversion. Assuming receipt of all requisite approvals, it is anticipated that the merger will become effective not later than the end of the second quarter of 1998.

Rights of Dissenting Shareholders

Pursuant to the provisions of Section 215a of Title 12 of the United States Code, a copy of which is attached hereto as Appendix B, any shareholder of the Bank has the right to be paid in cash the value of his or her shares (as of the time the merger becomes effective), if and when the merger is consummated, only upon compliance with the following conditions: (1) the shareholder must vote against approval of the merger at the Annual Meeting of Bank shareholders or give written notice to the Bank at or prior to the Annual Meeting that the shareholder dissents from the proposed merger, which notice shall be addressed to Thomas W. Beard, The Citizens National Bank of Chillicothe, 33 West Main Street, Chillicothe, Ohio 45601; (2) the shareholder must at any time before 30 days after consummation of the merger make a written request for payment of the cash value of such shares to the Bank; and (3) the written request described in
(2) immediately preceding shall be accompanied by surrender of the certificate(s) representing such shares. Failure to comply with any of the foregoing conditions may result in the loss of the rights described herein. Shareholders who vote against approval of the merger will be notified of the effective date of the merger so that they may exercise their dissenters' rights.

The value of the shares of any dissenting shareholder will be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of one selected by the vote of the holders of a majority of the stock, the owners of which are entitled to payment in cash; one selected by the directors of the receiving association, i.e., the New Bank; and one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency ("Comptroller"), who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of such shareholder.

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller, upon written request of any interested party, is required to cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, must be paid by the resulting bank. The value of the shares ascertained must be promptly paid to the dissenting shareholders.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 215a of Title 12 of the United States Code and strictly adhere to all of the provisions thereof. A copy of
Section 215a of Title 12 of the United States Code is appended hereto as Appendix B, and the discussion herein concerning the rights of dissenting shareholders is qualified in its entirety by reference to Section 215a of Title 12 of the United States Code.

A copy of Banking Circular 259 is also included as part of Appendix
B. Banking Circular 259 summarizes the various methods used by the Office of the Comptroller of the Currency in arriving at a fair estimate of the value of the shares of a national bank.
Shareholders are advised to review Appendix B in its entirety before the exercise of dissenter's rights.

Conditions of the Merger

Under the Plan and Agreement of Merger, the consummation of the merger is conditioned, among other things, upon the following:

(a) The Plan and Agreement of Merger, including the Agreement of Merger, shall have been duly adopted and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Common Stock of the Bank entitled to vote on the proposal.

(b) The shares of Common Stock of the Holding Company into which the shares of Common Stock of the Bank will be converted upon the consummation of the merger shall be validly issued and outstanding, fully paid and non-assessable.

(c) The Plan and Agreement of Merger and the Agreement of Merger as well as the respective terms thereof shall be duly approved by all the bank regulatory agencies to which the same are submitted for approval as provided by law.

(d) Holders in the aggregate of more than five percent (5%) of the outstanding shares of the Bank's Common Stock shall not have voted against the merger at the Annual Meeting of shareholders or given written notice of dissent to the merger prior to or at the Annual Meeting. This condition may be waived by the Holding Company.

(e) The conversion will be a tax-free reorganization and no gain or loss will be recognized by the shareholders of the Bank upon the exchange of shares of the Bank for the shares of the Holding Company pursuant to the merger.

Consummation of the merger is also subject to the accuracy in all material respects of various representations and warranties of the Bank, the Holding Company and the New Bank with respect to their financial conditions and other matters, and the performance by the parties of various other requirements.

Amendment or Abandonment of the Plan and Agreement of Merger

The Plan and Agreement of Merger may be amended only by written agreement of all the parties thereto. The Plan and Agreement of Merger provides that the Bank and the Holding Company may amend the Plan and Agreement of Merger, by action of their respective Boards of Directors, either before or after the shareholders of the Bank have adopted the Plan and Agreement of Merger, in order to facilitate the performance thereof or to comply with any applicable law or order of any court, public agency or authority. However, no such amendment may change, to the detriment of the Bank's shareholders, the ratio set forth in the Plan and Agreement of Merger for converting the Common Stock of the Bank into the Common Stock of the Holding Company.

The Plan and Agreement of Merger will terminate and become void and of no effect, notwithstanding prior approval by the shareholders of the Bank, if the respective Boards of Directors of the Bank, the Holding Company and the New Bank adopt resolutions prior to the consummation of the merger to the effect that it is not advisable under then existing circumstances to effectuate the merger.

Conversion of Shares and Exchange of Certificates

Upon consummation of the merger, each outstanding share of Bank Common Stock will automatically be converted, by operation of law, into ten (10) shares of Holding Company Common Stock. After the merger is effected, shareholders are requested to return their certificates for Bank Common Stock to the Holding Company in order to receive certificates representing Holding Company Stock in exchange therefor. In the event a shareholder is unable to produce a certificate(s) representing his or her shares of Bank Common Stock, such shareholder may deliver in lieu thereof (i) evidence reasonably satisfactory to the Holding Company that such certificate(s) has been lost, mislaid, wrongfully taken or destroyed, (ii) such security or indemnity as reasonably may be requested by the Holding Company to save it harmless, and (iii) evidence reasonably satisfactory to the Holding Company that such person is the owner of the shares theretofore represented by the certificate or certificates claimed to be lost, mislaid, wrongfully taken or destroyed and that he or she is the person who had been entitled to present each such certificate and to receive Holding Company Common Stock in exchange therefor pursuant to the Agreement to Merge. If any certificate representing Holding Company Common Stock is to be issued in a name other than that in which the certificate(s) for shares of the Common Stock of the Bank surrendered for exchange is registered, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay to the Holding Company or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

In the event of failure by a shareholder to surrender his or her certificate(s) evidencing ownership of Bank Common Stock or to satisfy the above-listed conditions with respect to a lost, mislaid, wrongfully taken or destroyed certificate, such shareholder will, upon consummation of the merger, cease to have any rights with respect to such shares and each Bank Common Stock certificate will be deemed for all purposes to evidence ownership of the number of Holding Company shares into which such shares have been converted. Dividends and other distributions, if any, that become payable on Holding Company Common Stock will be retained by the Holding Company until surrender of the certificates evidencing shares of Bank Common Stock or satisfaction of such conditions, at which time such dividends and distributions will be paid in full, without interest.


Federal Income Tax Aspects

The conversion transaction, including the merger of the Bank into the New Bank and the conversion of the Bank's Common Stock into the Holding Company's Common Stock, has been structured for federal tax purposes to result in the following tax effects:

1. The proposed statutory merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986.  The
Bank, the New Bank and the Holding Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Bank upon the transfer of substantially all of its assets to the New Bank in exchange for the Holding Company's Common Stock, and the assumption of all of the Bank's liabilities by the New Bank.

3. No gain or loss will be recognized by either the Holding Company or the New Bank upon the acquisition by the New Bank of substantially all of the assets of the Bank in exchange for the Holding Company's Common Stock.

4. The basis of the assets of the Bank acquired by the New Bank will be the same in the hands of the New Bank as the basis of such assets in the hands of the Bank immediately prior to the merger. The holding periods of the assets of the Bank received by the New Bank will include the periods for which such assets were held by the Bank.

5. No gain or loss will be recognized by the shareholders of the Bank upon the exchange of Bank Common Stock into Holding Company
Common Stock.

6. The federal income tax basis of the shares of the Holding Company Common Stock received by the shareholders of the Bank will be the same as the basis of the Bank Common Stock surrendered therefor.

7. The holding period of the Holding Company Common Stock received by the shareholders of the Bank will include the period during which the Bank Common Stock surrendered therefor was held, provided that the Bank Common Stock was a capital asset in the hands of the shareholders of the Bank on the date of the consummation of the transaction.

8. The New Bank shall take into account as of the date of the proposed merger (as defined in Section 1.381(b)-1(b) of the Regulations promulgated under Code Section 381), the items described in Section 381(c) of the Code subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Internal
Revenue Code of 1986 and the regulations thereunder.

In addition, the tax free nature of the conversion will depend upon the acquisition by the resulting bank, in this case the New Bank, of at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the Bank immediately prior to the consummation of the merger. This means that the sum of (a) all amounts payable to dissenting shareholders of the Bank, if any, and (b) the Bank's expenses of the conversion may not exceed 10% of the fair market value of the net assets or 30% of the fair market value of the gross assets of the Bank.

The Plan and Agreement of Merger provides that any of the parties may terminate such Agreement prior to the consummation of the merger in the event that the tax-free nature of the conversion will not occur or is threatened.

State Dividend Income Taxes

Dividends on shares of Bank Common Stock held by Ohio residents are subject to the Ohio income tax, and dividends on shares of Holding Company Common Stock will also be subject to such tax.

         FINANCIAL STATEMENTS AND CAPITALIZATION

An Annual Report containing financial statements for the Bank's latest fiscal year, ended December 31, 1997, and the call report as of September 30, 1997, are being furnished together with this Proxy Statement/Prospectus to shareholders of the Bank in connection with the Bank's Annual Meeting of Shareholders to be held on February 24, 1998. This is being done in accordance with the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin 50, and the financial statements included therein have been prepared in accordance with generally accepted accounting principles.

The following table sets forth the expected capitalization of the New Bank upon its formation and prior to the merger, the capitalization of the Bank as at September 30, 1997, based upon its Statement of Condition for such date, the anticipated adjustments attributable to the merger, and the pro forma capitalization of both the resulting bank in the merger and the Holding Company as if the New Bank had been in existence and the merger had been consummated on September 30, 1997:



                                 (In Thousands)
                     New Bank   Bank   Adjustments  Pro Forma       Pro Forma
                                                    Resulting Bank  Holding Company
EQUITY CAPITAL:
  Common Stock         $50    $ 1,035     $(50)      $ 1,035         $  7
  Surplus              $10    $ 1,035     $(10)      $ 1,035         $  0
  Undivided Profits    $ 0    $ 8,331     $  0       $ 8,331(1)      $  0
                       ___________________________________________________
Total Equity Capital   $60    $10,401     $(60)      $10,401         $  7
                       ===================================================
DEBT:
  Long Term              0          0        0             0            0
  Short Term             0          0        0             0          115
                      ____________________________________________________
Total Debt(2)            0          0        0             0          115(2)
                      ====================================================


(1)  Immediately after the merger is consummated, approximately $115,000 will be paid by the resulting bank to the Holding Company from the Undivided Profits of the resulting bank so that the
Holding Company will have funds available to repay the funds borrowed by it, as described in Note
2 below.  Consequently, immediately after the declaration and payment of such dividend, the total
Equity Capital of the resulting bank will be the same as that of the Bank immediately prior to the merger.

(2)  These funds will be borrowed in order to capitalize the New Bank on an interim basis and will be repaid as soon as possible, following the consummation of the merger and the receipt of the dividend referred to in Note 1 above.  The borrowing for the same period of time, but occurring at the beginning of the fiscal period, would have had an immaterial effect on net income.



    DESCRIPTION OF COMMON STOCK OF THE BANK AND THE HOLDING COMPANY

General

The Bank's authorized capital stock consists of 69,000 shares of Common Stock, $15.00 par value ("Bank Common Stock"), of which all shares are presently outstanding. The Holding Company's authorized capital stock consists of 850 shares of Common Stock without par value ("Holding Company Common Stock") of which 70 shares are presently outstanding. Immediately prior to the consummation of the merger, the articles will be amended to increase the number of shares authorized to 1,500,000. The 70 outstanding shares of Holding Company Common Stock will be repurchased for their original sales price by the Holding Company, and up to 690,000 shares will be issued in exchange for the outstanding shares of Bank Common Stock. The capitalization of the Bank immediately before the merger and of the Holding Company immediately after the merger will therefore be substantially identical.

Because the Bank is a national bank organized under federal law while the Holding Company is a general business corporation formed under the corporate law of the State of Ohio, there will be certain minor differences in the respective rights of the shareholders, which are described below. In addition, management has elected to take advantage of the greater flexibility of Ohio corporate law in comparison to that of the corporate law contained in the national bank law to provide certain additional features of corporate governance in the organizational documents of the Holding Company, which are also discussed below.

Dividends

Under Ohio law, dividends may be declared by the Holding Company and paid from the surplus of the corporation, provided that no dividend may be paid at any time the corporation is insolvent or there is reasonable ground to believe that by such payment it would be rendered insolvent. Dividends which may be declared by the Bank are governed by federal law which limits the amounts available for payment of dividends to net profits and, under certain circumstances, requires that a certain percentage of net profits must be transferred to surplus which is unavailable for the purpose of paying cash dividends. The ability of the resulting bank to pay dividends to the Holding Company following the merger will be governed by the same considerations which currently control the declaration of dividends by the Bank.

Subject to the foregoing discussion and to the discretion of the Board of Directors, it is expected that cash dividends of the Holding Company after consummation of the merger will be paid on approximately the same basis as the Bank presently pays cash dividends. Funds for the payment of dividends by the Holding
Company will initially be obtained solely from dividends paid to the Holding Company by the resulting bank.

Following consummation of the merger, no shareholder whose shares of Bank Common Stock have been converted into shares of Holding Company Common Stock by reason of the merger will be entitled to receive any dividends or other distributions with respect to such Holding Company shares until his or her Bank stock certificates are exchanged for Holding Company stock certificates. However, when the exchange of certificates is made, the dividends or other distributions withheld will be paid without interest. Within a reasonable period of time after consummation of the merger, materials will be furnished to assist shareholders in effecting the exchange.

Preemptive Rights

Holders of Bank Common Stock presently have the right under the Bank's Amended Articles of Association, in the event additional shares of Bank Common Stock are to be sold, to subscribe for such additional shares in proportion to the number of shares of Bank Common Stock then owned by them. Under Ohio law, holders of Holding Company Common Stock will have substantially identical preemptive rights.

Cumulative Voting

Holders of Holding Company Common Stock will have substantially the same right to cumulatively vote their shares in the election of directors as they possessed as holders of Bank Common Stock. Under Ohio law, there shall be cumulative voting in the election of directors if written notice is given by any shareholder to the President, Vice President, or the Secretary of the Holding Company, not less than 48 hours before the time fixed for holding the meeting, that such shareholder desires that voting for the election of directors shall be cumulative, and if announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder shall be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as the shareholder sees fit. Cumulative voting rights applicable to the Holding Company under Ohio law contain certain requirements that are not applicable to national banks under the National Bank Act and regulations promulgated by the Office of the Comptroller of the Currency thereunder. Shareholders of the Bank may exercise cumulative voting rights without the need for any corporate action or notification requirements prior to the applicable shareholder meeting, whereas these requirements would have to be met under applicable provisions of Ohio law before a shareholder of the Holding Company could exercise cumulative voting rights. Therefore, cumulative voting rights under Ohio law are essentially the same as those currently applicable to the Bank, but are slightly more restrictive because of the addition of certain corporate and notification requirements on the part of shareholders prior to their exercise.

Par Value

The Common Stock of the Bank is par value stock and the Common Stock of the Holding Company is no par value stock. The par value of stock serves to fix a minimum subscription or original issue price for each share of par value stock. The attributes of par value stock issued by a national bank are determined by reference to the law of the state in which the national bank is located. In the case of the Bank, Ohio law provides that any consideration paid for non-treasury, original issue par value shares shall not be less than the par value of the shares, provided that such shares may be sold and paid for at such a discount from the par thereof as would amount to or not exceed a reasonable discount from the par value thereof as would amount to or not exceed reasonable compensation for the sale, underwriting or purchase of such shares. Par value is also used to set the stated capital of a corporation. The stated capital of a corporation with par value stock shall not be less than the par value of each class of its outstanding shares times the total number of shares of each class outstanding. In the Bank's case, its stated capital cannot be less than $1,035,000 ($15.00 par value stock multiplied by 69,000 shares outstanding). On the other hand, no par value stock may be issued by a corporation at any price, with no stated minimum subscription or issuance price. A share of no par value stock does not purport to represent any stated proportionate interest in the capital of a corporation and the issuance of such shares does not in itself increase stated capital.

Certain Stabilizing Features of Corporate Governance

The Holding Company's Articles of Incorporation contain certain corporate governance provisions which may have the effect of discouraging attempts to change control of the Holding Company without the prior approval of its Board of Directors. The Bank's Articles of Association do not contain any such provisions. The following is a brief summary of such provisions and of their respective advantages and disadvantages.

Classified Board of Directors.  Under the Bank's Articles of
Association and By-Laws, all members of the Board of Directors are elected at each Annual Meeting of Shareholders to serve for a one year term which ends at the following Annual Meeting of Shareholders.

The Holding Company's Articles of Incorporation provide for a classified Board of Directors consisting of two classes of directors each with overlapping two year terms of office. Each such class is to have an equal, or as close to equal as mathematically possible, number of members. The Holding Company, upon its incorporation, will have two classes of directors: Class I to serve an initial one-year term, Class II to serve a full two-year term. Thereafter, at the first Annual Meeting of Shareholders of the Holding Company after consummation of the Merger, one class of directors will be elected for a two year term, and at each annual meeting thereafter one class will be elected to a two year term.

Management believes that structuring the Holding Company's Board of Directors into two classes will insure a continuity of experienced Board members, although there have been no problems with respect to such continuity in the past. Also, under the classified Board system, a shareholder or group of shareholders possessing a majority of the voting power of the Holding Company will not in any one year be able to replace a majority of the directors since only one-half of the directors will stand for election each year. Rather, at least two annual meeting elections will be required to change a majority of the directors by the requisite vote of the shareholders. By contrast, control of the Bank's Board of Directors could be obtained by such a shareholder or a group of shareholders in a single year since the Bank's entire Board is subject to election each year. The classified Board of the Holding Company may therefore have the effect of discouraging or making more difficult an unfriendly attempt to take over the Holding Company. It will also make it more difficult for shareholders to change the majority of directors even if the only reason for such a change is the performance of incumbent directors.

Vote Required for Certain Extraordinary Corporate Actions. Under applicable law, the affirmative vote of the holders of at least two-thirds of the issued and outstanding capital stock of the Bank is required with respect to a merger or consolidation of the Bank with another bank or the sale of all or substantially all of the Bank's assets.

The Articles of Incorporation of the Holding Company provide for a special "super-majority" voting requirement, subject to certain exceptions, with respect to (i) any merger or consolidation of the Holding Company with or into any other corporation; (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Holding Company to or with any other corporation, person or other entity; (iii) the issuance or transfer of any securities of the Holding Company to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000); or (iv) the issuance or transfer of any securities of the Holding Company to any other corporation, person or other entity for cash.

Any such transaction must be approved by the affirmative vote of the holders of at least eighty (80%) of the outstanding shares of the Holding Company's capital stock which are not beneficially owned by the other corporation, person or entity with which the Holding Company proposes to enter into such transaction ("other party"), if the other party is then the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of the Holding Company's Common Stock. However, there are certain exceptions to the applicability of this "super-majority" vote requirement. Specifically, it does not apply if the other party is a corporation and a majority of the outstanding shares of all classes of such corporation's voting capital stock are owned by the Holding Company, if the Holding Company's Board of Directors has approved a memorandum of understanding with the other party substantially consistent with the proposed transaction before the other party became the beneficial owner of 10% or more of the Holding Company's Common Stock, or if the transaction is approved by at least a majority of the members of the Holding Company's Board of Directors.

The Holding Company's Board of Directors is expressly authorized to determine, for the purpose of applying the super-majority voting requirement, on the basis of information then known to it, whether
(i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of stock of the Holding Company entitled to vote generally in the election of directors, or is an "affiliate" or an "associate" of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Holding Company involves a substantial part of the assets of the Holding Company, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Holding Company, have an aggregate fair market value of less than $250,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes.

Further, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Holding Company, (ii) merge or consolidate the Holding Company with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Holding Company, the Board of Directors is required, in connection with the exercise of its judgment in determining what is in the best interests of the Holding Company and its shareholders, to give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party; the possible effects on the business of the Holding Company and its subsidiaries and on the depositors, employees, and other constituents of the Holding Company and its subsidiaries; and the possible effects on the communities and the public interest which the Holding Company and its subsidiaries serve. In evaluating any such offer, the Board of Directors shall be deemed to be performing its duly authorized duties and acting in good faith and in the best interests of the Holding Company within the meaning of applicable Ohio law.

The provision described above will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such a provision would be beneficial to current management in an unfriendly takeover attempt but would have an adverse effect on shareholders who might wish to participate in such a transaction. However, management believes that such a provision is advantageous to shareholders in that it will require a higher level of shareholder participation and consent than currently would be required for the Bank and therefore would increase the discussion and understanding of any such proposal.

Repurchase of Shares

Under applicable law, a national bank may not repurchase shares of its capital stock except under certain limited circumstances where such a purchase is necessary to prevent a loss upon a debt previously contracted in good faith.

As permitted under Ohio law, and subject to federal regulatory limitations, the Holding Company may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by the Holding Company for such prices and upon and subject to such terms and conditions as the Board of Directors may determine, when authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of the Holding Company, subject only to the requirement that an Ohio corporation may not repurchase its shares if immediately thereafter its assets would be less than its liabilities plus stated capital, if the corporation is insolvent, or if there is reasonable ground to believe that by such purchase it would be rendered insolvent and to the Federal Reserve requirement that a bank holding company may not expend more than 10% of its net worth in any 12 month period for the purpose of repurchasing its stock.

The market for the Bank's shares has been somewhat limited. The most significant advantage of the ability of the Holding Company to repurchase its own shares is that the Holding Company will be able to facilitate the market for its shares. For example, the Holding Company will be able to purchase shares from the estates of deceased shareholders or to otherwise purchase shares from shareholders who desire to sell their shares but have been unable to locate purchasers, in situations management deems appropriate. An important disadvantage of this ability is that Holding Company management could purchase shares during or in anticipation of a proxy contest or other hostile takeover attempt from shareholders who might otherwise favor the proposed action and thus render the proxy contest or other takeover attempt less likely to succeed, thereby insulating incumbent management.

           INFORMATION CONCERNING THE HOLDING COMPANY

General

The Holding Company was incorporated under the laws of the State of Ohio on November 21, 1997, at the direction of the Bank's Board of Directors, to engage in the business of a bank holding company. The New Bank will be formed as a national bank subsidiary of the Holding Company. Both the Holding Company and the New Bank will remain dormant from their respective formations and will not begin to conduct business until the merger becomes effective. Immediately following the merger, the Holding Company's sole asset will be 100% of the outstanding capital stock of the New Bank.

As a bank holding company, the Holding Company has broader corporate powers than the Bank. Specifically, the Holding Company may own the capital stock of banks located in Ohio and, under certain circumstances, in neighboring states; it may engage, either directly or through one or more nonbank subsidiaries, in certain nonbanking activities which are closely related to banking; and it may own up to 5% of the voting capital stock of any corporation, all subject to applicable law and regulatory provisions as described below.

Supervision and Regulation

The following is a brief summary of certain general aspects of the governmental supervision and regulation of bank holding companies. This summary does not purport to be comprehensive and is qualified in its entirety by reference to the actual laws and regulations pursuant to which such supervision and regulation is carried out.

The Holding Company will, if the merger is consummated, be a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Act"). As such, it will be registered with the Board of Governors of the Federal Reserve System (the "Board of Governors") and will be subject to regulation by that agency. The Holding Company will be required to file various reports with, and will be subject to examination by, the Board of Governors. Before the Holding Company may become a bank holding company under the Act, it must submit an application to the Board of Governors, and its application must be approved. Approval of the Holding Company's application is a precondition to consummation of the merger.

The Act requires prior approval of the Board of Governors before a bank holding company may acquire more than five percent of the voting stock or substantially all of the assets of any bank or merge or consolidate with any other bank holding company. If the effect of a proposed acquisition, merger or consolidation may be substantially to lessen competition or tend to create a monopoly, the Board of Governors cannot approve the acquisition unless it finds that the anti-competitive effects of the acquisition, merger or consolidation are clearly outweighed by the convenience and needs of the community to be served. The Act also provides that the consummation of any acquisition, merger or consolidation must be delayed until 30 days following the approval of the Board of Governors. The Attorney General of the United States may, within this 30 day period, bring an action under federal anti-trust laws, in which case the effectiveness of such approval is stayed pending a final ruling of the courts.

The Act also provides that a bank holding company may acquire any adequately capitalized and adequately managed bank in a state other than the home state of the bank holding company, regardless of whether such transaction is prohibited by the laws of any state, so long as the bank to be acquired has been in existence for the lesser of the minimum period of time specified in the statutory law if its home state or five (5) years. For purposes of the Act, pursuant to 12 U.S.C. 215(a)(d)(1)(C), a bank that has been chartered solely for the purpose of, and does not open for business prior to, acquiring control of, or acquiring all or substantially all of the assets of, an existing bank, shall be deemed to have been in existence for the same period of time as the bank to be

Subject to certain exceptions, a bank holding company is also prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging directly or indirectly in activities unrelated to banking or managing or controlling banks. One of the exceptions to this prohibition permits activities by a bank holding company or its subsidiaries which the Board of Governors has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is a proper incident to banking or managing or controlling banks, the Board of Governors considers whether performance of the activity by an affiliate of a bank holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration or unsound banking practices. The Board of Governors has adopted regulations prescribing those activities which it presently regards as permissible for bank holding companies and their subsidiaries. Some of the activities are: servicing loans and other extensions of credit; performing certain data processing services; engaging in certain personal and real property leasing; making or acquiring loans and other extensions of credit as would be made by a mortgage, finance, credit card or factoring company; and under certain circumstances acting as any or all of the following: investment or financial advisor, insurance agent or broker, and underwriter for credit life insurance and credit accident and health insurance.

The Act, the Federal Reserve Act and the Federal Deposit Insurance Act also subject bank holding companies and their subsidiaries to certain restrictions on any extensions of credit by subsidiary banks to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stocks or securities as collateral for loans to any borrower. Further, under the Act and the regulations of the Board of Governors, a bank holding company and its subsidiaries are effectively prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of any property or furnishing of services.

There are various legislative enactments and regulations pending which could affect the business of the Holding Company. However, what other legislation might be enacted or what other regulations might be adopted, or if enacted or adopted the effect thereof, cannot be predicted.

            INFORMATION REGARDING THE BANK

General

The Bank was organized as a national banking association organized in 1900 and has been in continuous operation since that date. It is engaged in the general commercial banking business through its main banking office located in Ross County, Ohio and through its two branch offices at the corner of Main and Springfield Streets in Frankfort, Ohio and at 1006 Western Avenue, Chillicothe, Ohio. In addition, the Bank provides normal retail banking services, including the acceptance of demand, savings, money market and time deposits and the making of various types of loans. Other services provided by the Bank include collection, safekeeping, investment and various other services to meet the public's banking needs. The significant banking market for Chillicothe, which encompasses portions of Ross, Fayette, Highland, Jackson, Pike, Vinton, Pickaway and Hocking Counties, includes approximately 36 other commercial banks, 12 thrift institutions and four credit unions. The address of the main office of the Bank is 33 West Main Street, Chillicothe, Ohio 45601; telephone (614) 775-6777. No changes in control of the Bank have occurred within the past 36 months.

Selected Financial Data

The following selected financial data has been derived from unaudited financial statements or call reports for the years ended December 31, 1993, 1994, 1995, 1996 and 1997. The information is based on financial statements provided by Bank management that contain all adjustments believed to be required to reflect financial condition and operating results fairly for the periods indicated. This data should be read in conjunction with the Bank's financial statements and their related notes contained in the Annual Report delivered herewith (see "FINANCIAL STATEMENTS").



                                For the Years Ended December 31
                  For the
                  Period ended
                  September
                  30, 1997         1996    1995   1994     1993
                                   (In Thousands)
Total Interest
 Income             $ 5,287    $ 7,082  $ 6,798  $ 6,556  $ 6,519
Net Interest Income   2,775      3,496    3,361    3,675    3,448
Provision For
  Loan Losses            18          0        0        0       20
Other Income            239        304      329      291      310
Other Expenses        2,024      2,452    2,387    2,413    2,353
Income Tax Expenses     259        363      325      389      369
Net Income          $   713    $   985  $   978  $ 1,164  $ 1,086

Data Per Share:

Net Income          $ 10.33    $ 14.28  $ 14.17  $ 16.87  $ 15.74
  Cash Dividends    $  4.00    $  7.00  $  7.00  $  7.00  $  6.00
  Book Value        $150.74    $143.78  $140.00  $127.38  $117.51
Total Assets
 (in Thousands)     $94,303    $99,188  $97,251  $95,280  $96,422



Management's Discussion and Analysis of Condition and Results of
Operations

The following discussion is presented to aid in understanding the financial condition and results of operations of The Citizens National Bank of Chillicothe. This discussion should be read in conjunction with the financial statements contained in the Annual Report included with this Proxy Statement/Prospectus.

Results of Operations. The Bank's net earnings increased by 1% during 1997, to $955,000, or $14.42 per share. The primary contributor to this increase is increased interest on loans. Total interest expense decreased $147,000, or 4%, during 1997 (through September 30, 1997) because of a decrease in deposits. Net interest income increased $273,000, or 7.8%, from 1996 figures.

Some key performance ratios are the Return On Assets (ROA) and the Return on Shareholder's Equity (ROE). The Bank's ROA for 1997 (as of September 30, 1997) was 1% while ROE was 9.8%. The dividend payout ratio for 1997 (as of September 30, 1997) was 48.5% of the current year's earnings, or $7.00 per common share of stock.

Total assets decreased 1.7% to $97,500,000. The most significant change in earning assets occurred in the investment area which decreased $7,060,000, or 25%, during 1997 (as of September 30,
1997). The particular loan category which experienced the most dramatic growth was in the area of installment loans. This loan category grew $ 2,111,000, or 23%, over 1996 (based on data available as of September 30, 1997). The reason for this significant growth was an increase in indirect consumer loans. Real estate mortgage loans represent 5.5% of the Bank's total loan portfolio.

The major source of the decrease in total assets during 1997 (as of September 30, 1997) was interest-bearing deposits which decreased by $1,360,000, or 2.6%, during 1997. Total deposits decreased by $2,832,000, or 3.2%, to $86,921,000, as of September 30, 1997.

Fixed Assets. Land is carried at cost. Other premises and equipment are recorded at cost and are depreciated using the straight-line method. Depreciation is taken over the useful lives of the respective assets. The total fixed asset cost recorded at September 30, 1997 was $2,966,000, with accumulated depreciation of $1,662,000, for a total book asset value of $1,304,000.

Noninterest Income. Noninterest income increased by $102,000, or 12%, from January 1 to September 30, 1997. This increase in income was largely the result of an increase in fee income.

Noninterest Expense.   The increase in noninterest expense of
$363,000 is primarily due to an increase in employee expense of $135,000 and an increase in operational expense of $173,000. The increase in operational expense is due to an increase in Federal Reserve Fees, provision for loan loss, equipment maintenance and electronic data processing (EDP) charges.

Income Taxes. The Bank's tax expense for the first three quarter of 1997 was $365,000, which represents taxes paid at the statutory rate of 27%.

Allowance for Loans and Lease Losses. The Bank's practice is to maintain the allowance for loan losses at a level considered by management and the Board of Directors to be adequate to provide for loan losses occurring in the future. Management's evaluation is based on a continuous review of the risk associated with the loan portfolio mix and includes consideration of actual loan losses, the local and regional economic conditions, the present and prospective financial conditions of borrowers, and the volume of new loan demand. The Bank's policy is to charge off loans when, in management's opinion, collection in full is in doubt. All loans charged off are subject to continuous review, and concerted efforts are made to maximize recovery.

The allowance for loan and lease losses at September 30, 1997 was $395,000, or 0.58% of total loans outstanding. The Bank had no loans on nonaccrual status at the end of the third quarter of 1997, compared to $134,000 at the end of 1996. The Bank had no Other Real Estate Owned (OREO) property at September 30, 1997. Loans 90 days or more past due and still accruing interest on September 30, 1997 totaled $216,000, or 0.3% of total loans outstanding.

Liquidity. Liquidity measures the ability of the Bank to meet borrowing needs and deposit withdrawal requirements of its customers. Investment securities, particularly those of shorter maturities, and Federal Funds Sold are the principal sources of the Bank's liquidity. Investment securities at September 30, 1997 that matured in one year or less were approximately 7,950,000, or 39% of the investment securities portfolio. Federal Funds Sold amounted to $5,000,000 at September 30, 1997. In addition, other types of accounts such as cash and due from banks as well as loans maturing in less than one year are also sources of liquidity. Total sources of liquidity at September 30, 1997 amounted to approximately $14,831,000, or 15% of total assets.


Capital.  Shareholder's equity at September 30, 1997 was
$10,351,000, or 10.6% of total assets.

Current regulatory guidelines require national banks to maintain a minimum total capital (shareholder's equity) ratio of 3.0% of total assets. Primary capital consists of shareholder's equity plus the allowance for loan and lease losses less any intangible assets. At September 30, 1997 the Bank's primary capital ratio was 8.09%. The Bank had $63,000 of intangible assets at September 30, 1997.

Supervision and Regulation

The Bank, as a national banking association, as defined under the National Bank Act, 12 U.S.C. 21 (the "Bank Act") is regulated primarily by the Comptroller of the Currency, and is also subject to various other federal and state laws. The New Bank will also be regulated by the Comptroller of the Currency and subject to other federal and state laws and regulations to the same extent as the Bank, and also to regulation as a subsidiary of a registered bank holding company.

The Bank Act permits a national banking association or a state bank to merge into a national banking association located within the same state, with the approval of the Comptroller of the Currency. The transaction must be approved by a majority of the board of directors of each association or state bank, be ratified and confirmed by the affirmative vote of the shareholders of each association or state bank owning at least two thirds of its capital stock outstanding, or by such greater proportion in the case of a state bank as the state where it is organized so require, at a meeting of the shareholders. Under the Bank Act, any shareholder who votes against the merger or who, prior to such meeting, notifies the presiding officer in writing, may receive the value of the shares held by him or her when the merger is approved by the Comptroller, when a written request is made to the merging bank at any time before thirty days after the consummation of the merger.

A national bank also may engage in an merger under the Bank Act with an out-of-state bank if it fulfills the requirements of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, 12
U.S.C. 1831(u) (the "Riegle-Neal Act"). The Riegle-Neal Act permits interstate branch banking and mergers, so long as none of the home states of the concerned banks has enacted a law after the date of enactment of the Riegle-Neal Act, September 24, 1994 and before June
1, 1997 that expressly prohibits merger transactions involving out-of-state banks. Ohio no longer has such prohibitive bank merger laws, nor do its neighboring states of Indiana and Kentucky. The
Holding Company, however, has no current plans to acquire additional banks either within or outside of Ohio.

        MANAGEMENT OF THE BANK AND THE HOLDING COMPANY
Directors and Executive Officers

The conversion of the Bank into a holding company structure is simply a change in the legal structure of the present business of the Bank and is not meant to cause a change in any of the present management or business policies of the Bank. The Bank will continue to serve all of its shareholders, depositors and other customers as it has in the past.

The Holding Company has the same Directors as the Bank. However, the Board of Directors of the Holding Company is divided into two classes of Directors with overlapping terms. Class I will serve an initial one-year term and Class II a two-year term. Commencing with the first annual meeting of the shareholders of the Holding Company, each Class whose members are to be elected will thereafter be elected to serve a two-year term. The Directors and Officers of the Holding Company are:

                         DIRECTORS
           CLASS I                 CLASS II
        James M. Cutright       Thomas W. Beard
        Jerry B. Whited         John H. Kochensparger, III
        Edward Steel            Joe Lane
                                Rosemary Kochensparger

                    EXECUTIVE OFFICERS

                   Chairman:  James M. Cutright

                  President:  Thomas W. Beard

            Secretary/Treasurer: John H. Kochensparger, III

The following table sets forth information as to each person who currently serves as a Director or executive officer of the Bank and who also will serve as a Director of the Holding Company following the merger, and as to all such Directors and executive officers as a group, as well as the number of shares of the Bank beneficially owned by each as of December 19, 1997:



                                                                 Shares of Common Stock of
                                                                 the Bank Beneficially
                                                                 Owned on December 10,
                                                                 1997(1)
Name and Principal         Position With  Position With    Age   Number       Percent of
Occupation During          Bank           Holding Company                     Class(2)
Past Five Years

Thomas W. Beard            President,     President         49   70 shares       0.1%
Bank Executive             CEO and        and Director
                           Director

James M. Cutright          Chairman       Chairman          70   755 shares      1.1%
Attorney                   of the Board   of the Board

John H. Kochensparger, III Director       Secretary/Treas.  53   10,440 shares  15.1%
Salesman                                  and Director

Rosemary Kochensparger     Director       Director          83   3,000 shares    4.3%
Homemaker

Joe Lane                   Director       Director          62   230 shares      0.3%
Retired Business Owner

Edward N. Steel            Director       Director          82  3155 shares      4.6%
Retired Farmer

Jerry B. Whited            Director       Director          47  70 shares        0.1%

All directors and
executive officers
as a group (7 persons)                                          17,720 shares   25.6%

(1) Includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange
Commission, is to be aggregated with that of the Director or officer whose stock ownership is shown.

(2)Following the merger, all percentage amounts as to Holding Company ownership will remain unchanged.

All persons referred to above as currently being directors or officers of the Bank will continue to hold similar positions with the resulting bank after the merger is effective.

Executive Compensation

No executive officer of the Bank had aggregate cash compensation for the year ended December 31, 1997 in excess of $100,000, including any cash bonuses.

The aggregate cash compensation paid to all executive officers of the Bank (5 persons) during the year ended December 31, 1997 was $252,199.42, which includes amounts paid in employee benefits on behalf of each employee.

The Board of Directors of the Bank meets monthly for a total of twelve (12) meetings per year. Members of the Board of Directors hold monthly committee meetings. Directors receive approximately $1,010.00 per month for service on the Board of Directors. Additionally, the Bank pays premiums for health and life insurance on behalf of each director in the amounts of $7,424 for the director and a spouse and $2,906 for the director, alone, per year.

Including Board meetings and Committee meetings, which all Directors attend, the Board of Directors met approximately fifty-two (52) times during the fiscal year ended December 31, 1997. Each incumbent Director attended at least 80% of the total number of Board meetings and over half of the Directors attended over 95% of the total number of meetings.

                CERTAIN BENEFICIAL OWNERS

Under Rule 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders (or group as that term is used in Rule 13d-3) deemed to be beneficial owners of 5% or more of the Common Stock of the Bank as of December 31, 1997:


Title of Class    Name of            Amount and   Percent of
                  Beneficial         Nature of     Class
                  Owner              Beneficial
                                     Ownership

Common Stock,     John H.             10,440(1)     15.1%
$15.00 par value  Kochensparger, III

Common Stock,     Phillips Family     7,103(2)     10.3%
$15.00 par value  Voting Trust

Common Stock,     Anne K. Powers     10,968(3)    15.97%
$15.00 par value

(1) John H. Kochensparger, III and Anne K. Powers, brother and sister, each possess equal voting authority over the shares in the Kochensparger II Trust, which holds 10,470 shares of the common stock of the Bank. Thus 5,235 of the total 10,470 shares held in the trust are attributed to each of John H. Kochensparger, III and Anne K. Powers, for the purposes of Rule 13(d) of the Securities Exchange Act of 1934. John H. Kochensparger, III also is the direct owner of 5,205 shares.

(2) These shares, held in trust, are voted as a unit by the five trustees.

(3) Anne K. Powers owns 5,373 directly and 5,235 in trust (see note 1 above). Additionally, 110 shares are attributed to Anne K. Powers because they are owned by her spouse, and Anne K. Powers and her spouse jointly own another 250 shares.

             COMMON STOCK MARKET INFORMATION

There is no established public trading market for Bank Common Stock, and one is not expected to develop for Holding Company Common Stock. However, as transfer agent, the Bank is aware of trades in its stock. Such trades and the estimated prices thereof are set forth in the table set forth below for the periods indicated. The estimates of the average of the prices at which the trades took place are based upon trades made by the Bank's shareholders of which the Bank's officers and directors are aware. Trades may have taken place at higher or lower prices of which management is not aware, and because there is no active market for the stock, the prices shown on the table below may not be representative of actual values:


Year    Estimated Prices  Number of Shares  Number of
                          Traded Per Year   Transactions Per Year
1995       $110.00(1)           7,961               5
1996       $113.00                 64               3
1997       $133.00                 81               2

(1) The Bank was not informed of the selling price in four out of the five stock transactions in 1995.

The Bank's Common Stock was held of record by approximately 173 persons as of December 10, 1997. Immediately following consummation of the merger, the Holding Company will have the same number of shareholders as the Bank had immediately prior to the merger except to the extent any shareholders elect to exercise dissenters' rights due to the conversion. Assuming there are no dissenting shareholders, the number of outstanding shares of the Holding Company will be exactly ten (10) times the number of shares as that of the Bank, or 690,000, and each shareholder's percentage ownership interest in the Holding Company after the merger will be identical to his or her percentage ownership interest in the Bank prior to the merger.

During the fiscal years ended December 31, 1995, 1996 and 1997, the Bank has paid dividends quarterly, as set forth in the following table:

             Period Ended             Dividend Paid Per Share

              June, 1995                    $4.00
              December, 1995                $3.00

              June, 1996                    $4.00
              December, 1996                $3.00

              June, 1997                    $4.00
              December, 1997*               $3.00

* Dividend declared December 1, 1997 is payable in January of 1998.

It is expected that the Holding Company will continue to pay dividends on a similar schedule, to the extent permitted by the business and other factors beyond management's control, see
"DESCRIPTION OF COMMON STOCK - Dividends."

                            LEGAL MATTERS

Certain legal matters will be passed upon for the Holding Company by Dinsmore & Shohl, its special counsel, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202.



                            OTHER BUSINESS

It is not anticipated that any other business will arise during the Annual Meeting as the management of the Bank has no other business to present and does not know that any other person will present any other business. However, if any other business should be presented at the meeting, the persons named in the enclosed proxy intend to take such action as will be in harmony with the policies of the management of the Bank.

                            By Order of The Board of Directors


Dated: January 23, 1998     Thomas W. Beard
                            President


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.
                         APPENDIX A
                   PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger, dated as of January 16, 1998, is hereby entered into by and between The Citizens National Bank of Chillicothe, Chillicothe, Ohio, a national banking association organized and existing under the laws of the United States, whose address is 33 West Main Street, Chillicothe, Ohio, 45601 (the "Bank"), and First Capital Bancshares, Inc., a corporation formed under the General Corporation Law of the State of Ohio ("Holding Company"). In addition, as soon as reasonably and legally possible Holding Company will form as a wholly-owned subsidiary, a new national banking association organized and existing under the laws of the United States ("New Bank") under the name The CNB Interim Bank, which will upon such formation become a party to this Agreement and to the Agreement of Merger attached hereto and made a part hereof as Exhibit A. All obligations of the New Bank will, until properly assumed by it by its execution of this Agreement, be made and assumed on its behalf by Holding Company. The Bank, Holding Company and the New Bank are herein sometimes referred to collectively as the "Parties", and individually as a "Party".

                       W I T N E S S E T H:

WHEREAS, Holding Company will, upon the formation of the New Bank be the owner of all the outstanding shares of the capital stock of the New Bank, except for any directors' qualifying shares;

WHEREAS, the Parties desire and contemplate that on the Closing Date (as hereinafter defined) the Bank shall merge with and into the New Bank, with the New Bank as the corporation surviving, pursuant to the Agreement of Merger attached hereto and made a part hereof as Exhibit A (the "Agreement of Merger" or "Merger Agreement"), and thereupon the New Bank, as successor to the Bank shall commence business as a bank under the name The Citizens National Bank of Chillicothe in Ross County, Ohio;

WHEREAS, upon the consummation of the merger contemplated by the Agreement of Merger (the "Merger") the shares of the outstanding Common Stock, par value $15 per share, of the Bank (other than those held by dissenting shareholders) ("Bank Common Stock") shall be converted into newly issued shares of the Common Stock without par value of Holding Company at the rate of ten (10) shares of the Common Stock of Holding Company for each share of Bank Common Stock issued and outstanding on the effective date of the Merger, and immediately after the Closing Date, Holding Company will own all of the outstanding shares of the New Bank, and the former shareholders of the Bank will own all of the outstanding shares of Common Stock of Holding Company; and

WHEREAS, this Agreement and the Agreement of Merger (collectively the "Agreements"), and the transactions and other acts respectively contemplated thereby, have been authorized and approved by the Boards of Directors of the Bank and Holding Company, and upon its formation by the Board of Directors of the New Bank.

NOW, THEREFORE, the Bank, Holding Company and the New Bank agree as follows:

A.  The Closing Date

The transactions contemplated by this Agreement shall be consummated and the "Closing" shall occur as of the close of business on the date (the "Closing Date") the Merger is approved in final form by the Comptroller of the Currency (together with the issuance of all requisite certificates).

B.  Efforts Prior To The Closing

The Parties will each use all reasonable efforts to cause the Closing to occur and the conditions set forth in Section D hereof to be satisfied with all reasonable dispatch, and none of them will undertake any course of action inconsistent with such intended result.

C.  The Closing

Upon the Closing, Holding Company will issue to such person or persons as the Bank shall designate in writing the shares of Holding Company's Common Stock, without par value, ("Holding Company
Common") necessary to consummate the merger under the Agreement of Merger.

From and after the Closing each holder of a certificate or certificates theretofore representing shares of Bank Common Stock shall surrender such certificate or certificates to the Bank and shall receive in exchange therefor, in respect of the certificate or certificates so surrendered, a certificate or certificates representing the number of shares of Holding Company Common into and for which the shares of Bank Common Stock theretofore represented by such surrendered certificate or certificates have been converted pursuant to the provisions of Article III, Section 3.1 of the Agreement of Merger.

Until surrendered pursuant to the provisions hereof, each certificate or certificates theretofore representing shares of Bank Common Stock shall be deemed for all purposes (other than for the payment of dividends or other distributions, if any, to the shareholders of Holding Company) to represent the number of shares of Holding Company into and for which the shares of Bank Common Stock theretofore represented thereby shall have been converted pursuant to the provisions of Article III, Section 3.1 of the Agreement of Merger.

No dividends or other distributions, if any, payable to the holders of shares of Holding Company Common shall be paid to the holders of a certificate or certificates theretofore representing shares of Bank Common Stock; provided however, that upon the surrender and exchange of such certificate or certificates theretofore representing shares of Bank Common Stock pursuant to the provisions hereof, there shall then be paid to the record holders of a certificate or certificates for shares of Holding Company Common issued in exchange therefor the amount, without interest thereon, of all dividends and other distributions, if any, declared with respect to shares of Holding Company Common to holders of record of shares of Holding Company Common as of any record date after the Closing and prior to or coincident with the date of such surrender and exchange, with respect to the number of shares of Holding Company Common represented thereby.

D.  Conditions Precedent

The obligations of each of the Parties to cause the transactions respectively contemplated by this Agreement, the Agreement of Merger and thus the Closing to occur, shall be subject to the satisfaction of the following conditions except as such Party may waive the same in writing in accordance with Section E hereof:

(1) Action by Comptroller of the Currency. At or prior to the Closing, the Comptroller of the Currency, the head of the federal government agency that regulates national banks, shall have:

(a) approved in final form the incorporation and formation of the New Bank as a national banking association under and pursuant to the laws of the United States; and

(b) approved the Agreement of Merger, as well as the Merger contemplated thereby, in accordance with the applicable laws of the United States;

and each such approval shall be in full force and effect at the Closing Date.

(2) Orders by the Board of Governors of the Federal Reserve System. At or prior to the Closing, the Board of Governors of the Federal Reserve System (i) shall have granted Holding Company's application for approval to become a bank holding company pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, and consummation of the transactions contemplated by this Agreement shall be in compliance with such approval, which shall be in full force and effect at the Closing.

(3) Bank Shareholder Approval. This Agreement and the Agreement of Merger shall have been duly adopted and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank's Common Stock entitled to vote on the proposal to so approve such Agreements.

(4) Securities Law Compliance. The Shares of the Holding Company's Common Stock to be issued to the holder of Bank Common Stock upon the consummation of the merger in exchange for their Shares of Bank Common Stock shall be duly registered under the Securities Act of 1933, as amended, under a registration statement on Form S-4 and in accordance with the terms and conditions of the regulations of the Securities and Exchange Commission, and also properly registered or otherwise qualified under all other applicable state securities laws, as legally required, and no stop order shall be in effect under any such federal or state securities law.

(5) Tax Consequences. At or prior to the Closing, the Parties shall be confident that for Federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, (b) no gain or loss will be recognized to any shareholder of the Bank upon the exchange of Bank Common Stock for Holding Company Common Stock in the Merger, (c) the basis of the Holding Company Common Stock so received by a Bank shareholder upon the Merger will be, in the hands of such shareholder, the same as the basis of the Bank Common Stock surrendered in exchange therefor, and (d) the holding period of the Holding Company Common Stock thus received by a shareholder of the Bank will include the holding period of the shares of Bank Common Stock surrendered in exchange therefor provided that such shares are capital assets in the hands of the shareholders.

(6) Shareholders Dissent. The shareholders of the Bank shall have taken the action contemplated by paragraph D(3) herein and the holders in the aggregate of not more than 3,450 shares (5% of the 69,000 total outstanding shares) of Bank Common Stock (or such lesser number as may be required to comply with any conditions or requirements imposed by the Comptroller of the Currency or the Board of Governors of the Federal Reserve System) shall have either voted against the Merger or given notice in writing at or prior to the meeting at which the Merger was ratified and confirmed that they dissent from the Merger, in accordance with applicable law.

(7) Litigation. On the Closing Date there shall be no court order in effect enjoining or preventing consummation of any of the transactions contemplated by this or any of the other Agreements; and there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this or any of the other Agreements or otherwise claiming that such consummation is improper and which the Board of Directors of the Bank shall in good faith determine, with advice of counsel, (i) has a reasonable likelihood of being successfully prosecuted, and
(ii) if successfully prosecuted, would materially and adversely affect the benefits intended for the shareholders of the Bank under this Agreement.

(8) Opinion of Counsel. Messrs. Dinsmore & Shohl shall be prepared to deliver to the Parties their opinion, dated the Closing Date, to the effect that (i) Holding Company and the New Bank both are duly incorporated, validly existing and in good standing, and have all requisite power and authority to own properties and conduct the business herein contemplated to be owned and conducted by each of them after the Closing Date, under, in each case, the laws of each corporation's state of incorporation; (ii) each of the Agreements, as well as the transactions respectively contemplated thereby, have been duly authorized and approved by all requisite corporate action on the part of each of the respective parties thereto; (iii) the Merger has become effective pursuant to all applicable federal laws and all applicable laws of the State of Ohio, and upon becoming effective each of the outstanding shares of Bank Common Stock (excluding shares held by those shareholders of the Bank who perfected their rights as dissenting shareholders under applicable federal law) was converted into ten (10) shares of Holding Company Common Stock as contemplated by the Merger Agreement; and (iv) all of the outstanding shares of Holding Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. Messrs. Dinsmore & Shohl shall also be prepared to give all such other written opinions at the Closing Date as any of the Parties reasonably may request.

(9) Board of Directors of Holding Company. Upon the Closing, the Board of Directors of Holding Company shall consist of such persons as shall have been elected by the shareholders of the Holding Company, as sole shareholder of the New Bank, acting under the direction of the Holding Company's Board of Directors.

(10) Holding Company Articles. Prior to Closing, Holding Company shall not have amended its Articles of Incorporation to other than the form set forth in Exhibit B attached hereto and made a part hereof except to increase its authorized capital stock to 1,500,000 shares of Common Stock without par value. (Also attached hereto as a part of Exhibit B but not subject to any restriction on amendment are the Code of Regulations of Holding Company.)

(11) Holding Company Common Stock. The Shares of Common Stock into which the Shares of Common Stock of the Bank will be converted upon the consummation of the merger shall be validly issued and outstanding fully paid and non-assessable.

E. Miscellaneous

(1) Termination. This Agreement may be terminated and the Agreement of Merger may be terminated and abandoned prior to the Closing, either before or after the meeting of the Bank's shareholders herein provided for: (a) by mutual consent of the Parties, authorized by their respective Boards of Directors; or (b) by written notice from any Party to the other Parties, authorized by the Board of Directors of the Party giving such notice, if any of the other Parties shall have breached in any material respect any of the obligations hereunder and such breach shall not have been abated; or (c) by written notice from the Bank to the other Parties, authorized by the Board of Directors of the Bank if the Closing shall not have occurred by September 1, 1998.

(2) Waiver and Amendment. Any of the provisions of the Agreements may be waived at any time by any Party which is, or the shareholders which are, entitled to the benefit thereof upon the authority of the Board of Directors of such Party, provided that as to such waiver after the last vote of the shareholders of such Party with respect to the Agreements, such waiver shall not, in the judgment of the Board of Directors of such Party, materially and adversely affect the benefits of such Party or its shareholders intended under the Agreements. Any of the provisions of the Agreements may be modified at any time prior to or after the vote hereon (or thereon as the case may be) of shareholders of any Party, by agreement in writing approved by the Board of Directors of each Party thereto and executed in the same manner (but not necessarily by the same persons) as such Agreement so to be modified, provided that such modifications after the last vote of the shareholders of a Party hereon shall not, in the judgment of the Board of Directors of such Party, materially and adversely affect the benefits of such Party or its shareholders intended under the Agreements.

(3) Delegation. To the extent permitted by law, the powers of the Board of Directors of each Party under and with respect to this Agreement may be delegated by such Board of Directors (which, whenever referred to herein shall be understood to include the Executive Committee of such Board, if any) to any officer or officers of such Party, and any notices, consents or other action referred to in this Agreement to be given or taken by any Party may be given or taken on its behalf by any officer so authorized.

(4) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts taken together shall constitute one and the same instrument.

Attest:             The Citizens National Bank of Chillicothe
                     ("Bank")


                   By:



                   First Capital Bancshares, Inc.
                    ("Holding Company")


                   By:



The CNB Interim Bank hereby agrees to and assumes all the obligations and agreements contained herein which were agreed to and assumed on its behalf by First Capital Bancshares, Inc.


                  The CNB Interim Bank ("New Bank")


                  By:

                  Date:

                                                        EXHIBIT A TO
                                      PLAN AND AGREEMENT OF MERGER

                          APPENDIX A-1
                       AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of January 16, 1998, by and among THE CNB INTERIM BANK ("CNB"), THE CITIZENS NATIONAL BANK OF
CHILLICOTHE ("Bank"), and FIRST CAPITAL BANCSHARES, INC., an Ohio corporation;

                      W I T N E S S E T H:

WHEREAS, the Bank is a banking association organized under the laws of the United States, being located at 33 West Main Street, Chillicothe, County of Ross, in the State of Ohio, with a capital of $10,401,000, divided into 69,000 shares of Common Stock, each of $15.00 par value, surplus of $1,035,000, and retained earnings of $8,331,000 as of September 30, 1997;

WHEREAS, CNB is a banking association in organization under the laws of the United States, to be located at 33 West Main Street, Chillicothe, County of Ross, in the State of Ohio, with a capital of $60,000, divided into 1,000 shares of common stock, each of $50.00 par value, surplus of $10,000, with no retained earnings as of September 30, 1997;

WHEREAS, Bank is authorized to have outstanding 69,000 shares of Common Stock, of which, as of the date hereof, 69,000 shares are issued and outstanding; and

WHEREAS, CNB is authorized to have outstanding 1,000 shares of Common Stock, of which 1,000 shares are presently subscribed; and

WHEREAS, First Capital Bancshares, Inc. ("Parent"), an Ohio corporation and principal subscriber to the shares of CNB, has agreed to make available to CNB at the Closing that number of shares of its Common Stock without par value of Parent ("Parent Common") necessary to consummate the merger contemplated hereby; and

WHEREAS, the Directors of Bank and CNB (such corporations being hereinafter sometimes called the "Constituent Corporations") deem it advisable for the mutual benefit of the Constituent Corporations, their respective shareholders and others that Bank be merged into CNB upon the terms and conditions hereinafter set forth, and such Directors have approved this Agreement of Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and in accordance with the laws of the United States, Bank and CNB hereby agree that, subject to the terms and conditions hereinafter set forth, Bank shall be merged into CNB and that the terms and conditions of such merger, including the mode of carrying the same into effect and the manner and basis of making distribution to the shareholders of the Constituent Corporations, shall be as follows:


                      ARTICLE I

1.1  Upon the Closing on the Closing Date, as defined in Article IV,
Section 4.1 below, Bank shall be merged into CNB which shall be the surviving corporation and shall continue to be governed by the applicable federal laws. CNB, as such surviving corporation, is hereinafter sometimes referred to as the "Receiving Association."

                          ARTICLE II

2.1 Effective as of the time that this merger shall become effective, as specified in the merger approval to be issued by the Comptroller of the Currency, the Articles of Association of CNB, amended as hereinafter provided and attached hereto as Schedule 1, shall be the Articles of Association of the Receiving Association until the same shall thereafter be further amended in accordance with law. Upon the Closing, Article FIRST of the Articles of Association of CNB shall be deemed amended to change the name of CNB to "THE CITIZENS NATIONAL BANK OF CHILLICOTHE." The Receiving Association reserves the right to further amend, alter, change or repeal after such merger any provision contained in its Articles of Association, and all rights conferred in this Agreement of Merger are subject to such reserved power.

2.2 The Board of Directors of the Receiving Association shall consist of seven (7) persons until such time after the Closing as such number may be changed in accordance with the Regulations of the Receiving Association. The names and addresses of the first Directors of the Receiving Association (each of whom shall serve until the next annual meeting of shareholders and until his successor is elected, or until his earlier resignation, removal from office or death) at the time of the Closing are:

         DIRECTOR                           ADDRESS

1. Thomas W. Beard                 33 West Main Street,
                                   Chillicothe, Ohio 45601
2. James M. Cutright               33 West Main Street,
                                   Chillicothe, Ohio 45601
3. John H. Kochensparger, III      33 West Main Street,
                                   Chillicothe, Ohio 45601
4. Rosemary Kochensparger          33 West Main Street,
                                   Chillicothe, Ohio 45601
5. Joe Lane                        33 West Main Street,
                                   Chillicothe, Ohio 45601
6. Edward N. Steel                 33 West Main Street,
                                   Chillicothe, Ohio 45601
7. Jerry W. Whited                 33 West Main Street,
                                   Chillicothe, Ohio 45601

If upon the Closing or thereafter there exists a vacancy in the Board of Directors of the Surviving Corporation, such vacancy may be filled by the remaining members of the Board of Directors in the manner provided by law and the regulations of the Receiving
Association.

2.3 The officers of Bank immediately prior to the Closing shall be the officers of the Receiving Association and shall hold office, subject to the regulations of the Receiving Association, at the pleasure of the Board of Directors.

2.4 The business of the Receiving Association shall be that of a national banking association and shall be conducted at its main office, to be located at 33 West Main Street, Chillicothe, Ross
County, Ohio, and its legally established branches.

2.5 Upon the Closing, the effect of the merger shall be as provided by the applicable provisions of federal law. Without limiting the foregoing, and subject thereto, upon the Closing, the existence of Bank shall cease as a separate entity but shall continue in the Receiving Association, subject to the rights of creditors which shall be preserved unimpaired; the Receiving Association shall have, without further act or deed, all property, rights, powers, duties and obligations of each of the Constituent Corporations and trusts and to the duties and liabilities connected therewith, and shall perform every such trust or relation in the same manner as if it had itself originally assumed the trust or relation and the obligation and liabilities connected therewith within the limits of the charter of the Receiving Association.

                         ARTICLE III

The terms of the merger, the mode of carrying the same into effect and the manner and basis of making distribution to the shareholders of the Constituent Corporations shall be as follows:

3.1 Forthwith upon the Closing, each share of Bank Common outstanding immediately prior to the Closing (excluding shares held by those shareholders of Bank who have perfected their rights as dissenting shareholders) shall be converted into and become ten (10) shares of Parent Common. The number of authorized shares of Common Stock, $50 par value per share, of CNB will, by virtue of the merger, be 1,000 upon consummation of the merger, all of which will be issued and outstanding and all of which will continue in existence as the shares of Common Stock of the Receiving Association.

3.2 The shares of Parent Common into which shares of Bank Common are converted pursuant to the provisions of Section 3.1 above shall be the shares furnished for such purpose by Parent as referred to in the third recital clause at the beginning of this Agreement.

3.3 From and after the Closing each holder of a certificate or certificates theretofore representing shares of Bank Common shall surrender such certificate or certificates to Bank, and shall receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common into and for which the shares of Bank Common theretofore represented by such surrendered certificate or certificates have been converted pursuant to the provisions of Section 3.1 above.

3.4 Until surrendered pursuant to the provisions of Section 3.3 above, each certificate or certificates theretofore representing shares of Bank Common shall be deemed for all purposes (other than for the payment of dividends or other distributions, if any, to the shareholders of Parent) to represent the number of shares of Parent into and for which the shares of Bank Common thereto represented thereby shall have been converted pursuant to the provisions of
Section 3.1 above.

3.5 No dividends or other distributions, if any, payable to the holders of shares of Parent Common shall be paid to the holders of a certificate or certificates theretofore representing shares of Bank Common; provided however, that upon the surrender and exchange of such certificate or certificates theretofore representing shares of Bank Common pursuant to the provisions of Section 3.3 above, there shall then be paid to the record holders of a certificate or certificates for shares of Parent Common issued in exchange therefor, the amount, without interest thereon, of all dividends and other distributions, if any, declared with respect to shares of Parent Common to holders of record of shares of Parent Common as of any record date after the Closing and prior to or coincident with the date of such surrender and exchange, with respect to the number of shares of Parent Common represented thereby.

3.6 Upon the merger becoming effective in accordance with the terms of Article IV hereof, Parent shall repurchase all shares of Parent Common originally issued to the Incorporator of Parent to facilitate Parent's organization. Such purchase shall be in an amount equal to the amount expended by such person to originally purchase such shares.

                            ARTICLE IV

4.1 The merger shall become effective, and the "Closing" shall occur, as of the close of business on the date (the "Closing Date") when the Merger is approved in final form by the Comptroller of the Currency (together with the issuance of all requisite certificates).

                              ARTICLE V

5.1 If the Plan and Agreement of Merger among Parent, Bank and CNB, dated as of January 16, 1998, is terminated in accordance with the terms thereof, then this Agreement of Merger shall simultaneously terminate without further action by the Constituent Corporations. In the event of such termination the Board of Directors of each of the Constituent Corporations shall direct its officers not to file this Agreement of Merger as provided above, notwithstanding favorable action on this Agreement of Merger by the shareholders of the respective Constituent Corporations.

                              ARTICLE VI

6.1 This Agreement of Merger may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument.

6.2 Any of the provisions of this Agreement of Merger may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that as to such waiver after the last vote of the shareholders of such party hereon such waiver shall not, in the judgment of the Board of Directors of such party, affect materially and adversely the benefits of such party or its shareholders intended under this Agreement of Merger. Any of the provisions of this Agreement of Merger may be modified at any time prior to or after the vote hereon of shareholders of any party, by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement of Merger, provided that such modification after the last vote of the shareholders of a party hereon shall not, in the judgment of the Board of Directors of such party, affect materially and adversely the benefits of such party or its shareholders intended under this Agreement of Merger.

IN WITNESS WHEREOF, The Citizens National Bank of Chillicothe; The CNB Interim Bank and First Capital Bancshares, Inc. have caused their respective corporate seals to be hereunto affixed and these presents to be signed by their respective officers thereunto duly authorized, all as of the day and year aforesaid.

                        THE CITIZENS NATIONAL BANK OF CHILLICOTHE
Attest:                 ("Bank")



Thomas W. Beard          James M. Cutright
CEO and President        Chairman of the Board



                        THE CNB INTERIM BANK
Attest:                  ("CNB")




Thomas W. Beard           James M. Cutright
CEO and President         Chairman of the Board



                          FIRST CAPITAL BANCSHARES, INC.
Attest:                   ("Parent")




Thomas W. Beard           James M. Cutright
CEO and President         Chairman of the Board

                                                SCHEDULE 1 TO
                                          AGREEMENT OF MERGER

                 AMENDED ARTICLES OF ASSOCIATION
                              OF
         THE CITIZENS NATIONAL BANK OF CHILLICOTHE
      (formerly The CNB Interim Bank; Survivor by Merger of
              The Citizens National Bank of Chillicothe
                 with and into The CNB Interim Bank)


THE CNB INTERIM BANK, a banking association organized under the laws of the United States, adopts these Amended Articles of Association to supersede and take the place of its existing Articles of Association, and all previously adopted amendments thereto, that are in force at this time, and for such purpose certifies as follows:

FIRST: The name of this Association shall be THE CITIZENS NATIONAL BANK OF CHILLICOTHE.

SECOND: The place where its principal office is to be located is Chillicothe, Ross County, Ohio, and its principal business there transacted.

THIRD: Said Association is formed for the purposes of (a) receiving money on deposit on such terms as may be agreed, and of doing the business of a national bank; (b) of disposing of box vaults for safekeeping of valuables by lease or otherwise; (c) of investing and loaning the funds of the Association and those received by it on deposit; and (d) of doing a commercial banking business; and in furtherance of said purposes to exercise all the powers which may be lawfully exercised by an association formed therefor, and to do all things necessary or incident thereto.

FOURTH: The maximum number of shares which the Association is authorized to have outstanding is 1,000 shares of common stock with a par value of Fifty and no/100 Dollars ($50) per share.

                             APPENDIX A-2

                        ARTICLES OF INCORPORATION
                                 OF
                  FIRST CAPITAL BANCSHARES, INC.

The undersigned, desiring to form a corporation for profit, under the General Corporation Law of Ohio, does hereby certify:

FIRST: The name of this Corporation shall be FIRST CAPITAL
BANCSHARES, INC.

SECOND: The place in Ohio where its principal office is to be located is Chillicothe, County of Ross.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is Eight Hundred Fifty (850) shares, all of which shall be designated Common Stock and shall be without par value.

FIFTH: The number of Directors of the Corporation shall be fixed from time to time by its Code of Regulations and may be increased or decreased as therein provided, but the number thereof shall in no event be less than five. The Board of Directors shall be divided into two classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible with the term of office of one class expiring each year. At the organizational meeting of shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting; Directors of the second class shall be selected to hold office for a term expiring at the second succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the second succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as possible.

SIXTH: (A) Except as otherwise provided in Clause (B) of this Article SIXTH:

(i) any merger or consolidation of the Corporation with or into any other corporation;

(ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

(iii) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000), or

(iv) the issuance or transfer of any securities of the Corporation by the Corporation to any other corporation, person or other entity for cash;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered for the
purposes of this Article SIXTH as one class.    Such affirmative
vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange.

(B) The provisions of this Article SIXTH shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of Clause
(A) of this Article SIXTH, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of Directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors; or (iii) approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole Board of Directors of the Corporation at any time prior to the consummation thereof.

(C) For the purposes of this Article SIXTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its "affiliate" or "associate" as those terms were defined in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934. For the purposes of this Article SIXTH, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses
(i) and (ii) of this Clause (C) but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(D) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information then known to it, whether (i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, or is an "affiliate" or an "associate" (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Corporation, have an aggregate fair market value of less than $250,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article SIXTH.

SEVENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party; the possible effects on the business of the Corporation and its subsidiaries and on the depositors, employees, and other constituents of the Corporation and its subsidiaries; and the possible effects on the communities and the public interest which the Corporation and its subsidiaries serve. In evaluating any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 1701.13 of the Ohio Revised Code, as it may be amended from time to time, and the Corporation's Code of Regulations.

EIGHTH: When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of this Corporation, this Corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

NINTH: The statutes of Ohio require that action on certain specified matters at a shareholders' meeting shall be taken by the affirmative vote of the holders of more than a majority of shares entitled to vote thereon, unless other provision is made in the Articles of Incorporation. On all these specified matters, action may be taken by the affirmative vote of a two-thirds majority of shares entitled to vote thereon or, if the vote is required to be by classes, by the affirmative vote of a two-thirds majority of each class of shares entitled to vote thereon as a class, except that any amendment, alteration, addition to or repeal of Article FIFTH, SIXTH or this Article NINTH and of any of the matters specified above in Article SIXTH as requiring a vote other than the affirmative vote of the holders of a two-thirds majority of the shares entitled to vote thereon, may only be taken by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for the purposes of this Article as one class.

TENTH: As permitted under Section 1706.01 of the Ohio Revised Code, Shareholders shall have pre-emptive rights with respect to their shares of capital stock of the Company.


IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of November 1997.



                                Dorothy K. Corbett, Incorporator

                        APPENDIX A-3
                     CODE OF REGULATIONS
                               OF
                    FIRST CAPITAL BANCSHARES, INC.


                             ARTICLE I
                                SEAL

The Board of Directors may from time to time adopt such seal or seals, if any, as they deem appropriate for the use of the Corporation in transacting its business.

                            ARTICLE II
                           SHAREHOLDERS

(a) Annual Meeting. The annual meeting of the shareholders shall be held at the principal office of the Corporation, or at such other place either within or without the State of Ohio as may be specified in the notice required under paragraph (c) of this Article not earlier than the second Tuesday of February or later than the third Tuesday of April of each year, as shall be fixed by the Board of Directors, at which time there shall be elected Directors to serve until the end of the term to which they are elected and until their successors are elected and qualified. Any other business may be transacted at the annual meeting without specific notice of such business being given, except such business as may require specific notice by law.

(b) Special Meetings. Special meetings of the shareholders may be called and held within or without the State of Ohio, as provided by law.

(c) Notice. Notice of each annual or special meeting of the shareholders shall be given in writing either by the President, any Vice President, the Secretary, or any Assistant Secretary, not less than ten (10) days before the meeting. Any shareholder may, at any time, waive any notice required to be given under these Regulations.

(d) Quorum. The shareholders present in person or by proxy at any meeting shall constitute a quorum unless a larger proportion is required to take the action stated in the notice of the meeting, in which case, to constitute a quorum, there shall be present in person or by proxy the holders of record of shares entitling them to exercise the voting power required by the Articles of Incorporation of the Corporation or applicable law to take the action stated.

(e) Order of Business. At all shareholders' meetings the order of business shall be as follows unless changed by a majority vote:

1. Reading of minutes of previous meeting and acting thereon;

2. Reports of Directors and Committees;

3. Financial report or statement;

4. Reports from Chairman, President or other officers;

5. Unfinished business;

6. Election of Directors;

7. New or miscellaneous business;

8. Adjournment.

(f) Organization. The Chairman of the Board shall preside at all meetings of the shareholders, but in his absence the President shall preside, and in his absence the shareholders shall elect another officer or a shareholder to so preside. The Secretary of the Corporation shall act as Secretary of all meetings of the shareholders, but in the absence of the Secretary at any meeting of the shareholders, the presiding officer may appoint any person to act as Secretary of the meeting.

                        ARTICLE III
                         DIRECTORS

(a) Number. The Board of Directors shall be composed of seven (7) persons, as shall be fixed by the shareholders in accordance with applicable law, who shall be elected in accordance with the provisions of the Articles of Incorporation by action of the shareholders. Any Director's office created by the Directors by reason of an increase in their number may be filled by action of a majority of the Directors then in office.

(b) Changes. The number of Directors fixed in accordance with the immediately preceding paragraph may also be increased or decreased by the Directors at a meeting or by action in writing without a meeting, and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section; provided, that no such decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director; and provided, further, that the number of Directors shall not be increased by the Directors to more than three Directors beyond the number of Directors as fixed at the most recently held meeting of shareholders called for the purpose of electing Directors.

(c) Nominations. Nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the
election of Directors generally.   However, any shareholder entitled
to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the corresponding date for the date of the preceding year's annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a Director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(d) Vacancies. Vacancies in the Board of Directors shall be filled as provided by the laws of the State of Ohio then in effect.

(e) Time of Meeting. The Board of Directors shall meet at the principal office of the Corporation, at least annually, immediately following the annual meeting of the shareholders, but the Directors shall have the authority to change the time and place of such meeting by the adoption of By-Laws or by resolution.

(f) Call and Notice. Meetings of the Board of Directors other than the annual meeting may be called at any time by the Chairman of the Board and shall be called by the Chairman upon the request of two members of the Board. Such meetings may be held at any place within or without the State of Ohio. Notice of the annual meeting need not be given and each director shall take notice thereof, but this provision shall not be held to prevent the giving of notice in such manner as the Board may determine. The Board shall decide what notice shall be given and the length of time prior to the meetings that such notice shall be given of all other meetings. Any meeting at which all of the directors are present shall be a valid meeting whether notice thereof was given or not and any business may be transacted at such a meeting.

(g) Presence Through Communications Equipment. Meetings of the Board of Directors, and meetings of any Committee thereof, may be held through any communications equipment if all persons participating can hear each other, and participation in a meeting pursuant to this subparagraph (g) shall constitute presence at such a meeting.

(h) By Laws. The Board of Directors may adopt By Laws for their own government and that of the Corporation provided such By Laws are not inconsistent with the Articles of Incorporation or these Regulations.

                         ARTICLE IV
                         COMMITTEES

The Board of Directors may, by resolution, designate not less than three (3) of its number to serve on an Executive Committee or such other committee or committees as the Board may from time to time constitute. The Board of Directors may delegate to any such Executive Committee any of the authority of the Directors, however conferred, other than that of filling vacancies among the Directors or in any committee of the Directors and to incur debts, excepting for current expenses, unless specifically authorized. The specific duties and authority of any such committee or committees shall be stated in the resolution constituting the same.

                           ARTICLE V
                            OFFICERS

(a) Number. The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer. Any two or more of the offices may be held by the same persons, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

(b) Other Officers. The Board of Directors is authorized in its discretion to establish the office of Executive Vice President, and shall have the further power to provide for such other officers, assistant officers and agents as it shall deem necessary from time to time and may dispense with any of said offices and agencies at any time.

(c) Election, Term and Removal. At the first meeting of the Board of Directors after the annual meeting of shareholders, the Board shall select one of its members by a majority vote to be Chairman of the Board and shall select one of its members by a majority vote to be President of the Corporation. It shall also select all other officers of the Corporation by a majority vote, but none of such other officers shall be required to be members of the Board, except the Chairman of the Board and President. All officers of the Corporation shall hold office for one year and until their successors are elected and qualified.

(d) Vacancies and Absence. If any office shall become vacant by reason of the death, resignation, disqualification, or removal of the incumbent thereof, or other cause, the Board of Directors may elect a successor to hold office for the unexpired term in respect to which such vacancy occurred or was created. In case of the absence of any officer of the Corporation or for any reason that the Board of Directors may determine as sufficient, the said Board may delegate the powers and duties of such officer to any other officer or to any director, except where otherwise provided by these Regulations or by statute, for the time being.

                     ARTICLE VI
                  DUTIES OF OFFICERS

(a) Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board and of the shareholders, appoint all special or other committees unless otherwise ordered by the Board, confer with and advise all other officers of the Corporation, and perform such other duties as may be delegated to him from time to time by the Board.

(b) President. The President shall be the Chief Executive Officer and active head of the Corporation, and in the recesses of the Board of Directors and the Executive Committee, if the Board establishes such a committee, shall have general control and management of all its business and affairs. He shall make such recommendations to the Board of Directors, or any committees thereof, as he thinks proper, and he shall bring before said Board such information as may be required touching the business and property of the Corporation. He shall perform generally all the duties incident to the office of President, as required or authorized by law and such as are usually vested in the President of a similar corporation.

(c) Vice Presidents. The Vice Presidents, including the Executive Vice President, if the Board establishes such office, shall perform such duties as may be delegated to them by the Board of Directors, or assigned to them from time to time by the Board of Directors or the President. The Executive Vice President, if the Board establishes such office, or the Vice President, or in the event there shall be more than one Vice President, such Vice President as may be designated by the Board, shall perform the duties and have the powers of the President in case of the absence of the latter from his office, and during such absence such Vice President shall be authorized to exercise all the functions of the President and shall sign all papers and perform all duties as acting President.

(d) Secretary. The Secretary shall keep a record of all proceedings of the Board of Directors, and of all meetings of shareholders, and shall perform such other duties as may be assigned to him by the Board of Directors or the President.

(e) Treasurer. The Treasurer shall have charge of the funds and accounts of the Corporation and shall keep proper books of account showing all receipts, expenditures and disbursements of the Corporation, with vouchers in support thereof. The Treasurer shall also from time to time, as required, make reports and statements to the Directors as to the financial condition of the Corporation, and submit detailed statements of receipts and disbursements; he or she shall perform such other duties as shall be assigned to him or her from time to time by the Board of Directors or the President.

(f) Bonds of Officers. The Board of Directors shall determine which officers, if any, of the Corporation shall give bond, and the terms and amount thereof, the expense to be paid by the Corporation.

                          ARTICLE VII
                        INDEMNIFICATION

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term "officer" as used in this
Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an "officer" within the operation of this Article VII by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

                            ARTICLE VIII
                               STOCK

(a) Certificates of Stock. Each shareholder of this Corporation whose stock has been fully paid for shall be entitled to a certificate or certificates, showing the number of shares registered in his or her name on the books of the Corporation. Each certificate shall be signed by the Chairman of the Board or the President or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. A full record of each certificate, as issued, shall be entered on the stub thereof.

(b) Transfers of Stock. Shares shall be transferable on the books of the Corporation by the holders thereof in person or by a duly authorized attorney upon surrender of the Certificates therefor with duly executed assignment endorsed thereon or attached thereto. Evidence of authority to endorse any certificate and to request its transfer shall be produced to the Corporation. In case of transfer by executors, administrators, guardians or other legal representatives or fiduciaries, appropriate legal evidence of their authority to act shall be produced and may be required to be filed with the Corporation. No transfer shall be made until the stock certificate in question and such evidence of authority are delivered to the Corporation.

(c) Transfer Agents and Registrars.   The Board of Directors may
appoint an agent or agents to keep the records of the shares of the Corporation, or to transfer or to register shares, or both, in Ohio or any other state and shall define the duties and liabilities of any such agent or agents.

(d) Lost, Destroyed or Mutilated Certificates. If any certificate of stock in this Corporation becomes worn, defaced or mutilated, the Directors, upon production and surrender thereof, may order the same canceled, and may issue a new certificate in lieu of the same. If any certificate of stock be lost or destroyed, a new certificate may be issued upon such terms and under such regulations as may be adopted by the Board of Directors.

(e) Corporation's Right of First Refusal on the Stock. Each Shareholder of the Corporation agrees that he or she will not, during his or her lifetime give, sell, transfer, trade, pledge or otherwise encumber, or permit to be encumbered by liens or the legal or equitable interest of another, any portion or all of the shares of Common Stock owned by him or her, except subject and in accordance with the terms of this Code of Regulations. Any Shareholder (the "Selling Shareholder") who desires to dispose of any or all of his or her shares of Common Stock during his or her lifetime shall first give the Corporation the opportunity to match the terms of any offer the Selling Shareholder may have from an unrelated bona fide purchaser in accordance with the following terms of this Article VIII(e) before the Selling Shareholder may sell such shares to a bona fide purchaser.

The Selling Shareholder shall make a written offer to the Corporation. Such written offer shall set forth the number of shares of Common Stock which the Selling Shareholder proposes to dispose of, the price per share, the name, address and telephone number of the third party offeror (and of any person or entity for whom the third party offeror is acting as agent or nominee and who will become the beneficial owner of the shares of Common Stock specified in the offer if a purchase occurs pursuant thereto), and all other material terms and conditions of the proposed sale or disposition.

On or before the expiration of thirty (30) days after the date of the notice given, the Corporation may, at its option, elect to purchase all or any part of the shares of Common Stock described in the offer on the terms contained therein.

The Corporation shall exercise its election to purchase by written notice to the Selling Shareholder. Failure by the Corporation to exercise its election in the respective time period provided above shall be deemed rejection of the offer as of the last day of such time period. The Corporation's notice, as the case may be, shall specify a date for the closing of the purchase which shall be not more than ten (10) days after the date of such notice.

All shares offered for purchase to the Corporation must be purchased on the terms contained in the offer required hereunder. If the Corporation declines to purchase all of the shares of Common Stock offered, then the Selling Shareholder shall be free to dispose of all such shares of Common Stock offered for purchase to the Corporation for a period of sixty (60) days in accordance with and upon the same terms and conditions, including purchase price, contained in the original written offer, after which time if such shares remain unsold they shall again be subject to the restrictions contained in Regulations.

Notwithstanding any terms of this Article VIII(e) to the contrary, any shareholder may transfer his or her stock to immediate family member(s) at any time and on any terms provided that such family member(s) acknowledges and agrees in writing to be bound by all the terms and conditions contained herein. In the case of death of a shareholder, the decedent shareholder may bequeath his or her stock to immediate family member(s) so long as such family member(s) acknowledges and agrees in writing to be bound by all the terms and conditions contained herein.

(f) Endorsement on Stock Certificates. Each certificate representing shares of Common Stock of the Corporation now held by the Shareholders or to be issued to them shall bear the following legend:

The right to transfer, sell, exchange, give, pledge, encumber or otherwise dispose of the shares of stock represented by this certificate is restricted in accordance with the Code of Regulations of the Corporation, as the same may be amended from time to time. The Corporation will mail to any shareholder a copy of such Code of Regulations without charge within five days after receipt of written request therefor.

The Corporation agrees that it will cause a similar endorsement to be placed on all certificates hereafter issued by it relating to the shares of Common Stock which are subject to the terms of the Code of Regulations.

                           ARTICLE IX
                           AMENDMENTS

These Regulations, or any of them, may be altered, amended, added to or repealed as provided by law and the Articles of Incorporation of the Corporation.

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

The Holding Company's Code of Regulations provides that the Holding Company shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of the Holding Company or of another corporation if serving at the request of the Holding Company. Indemnification of agents of the Holding Company is permitted at the discretion of the Board of Directors.

In general, Ohio law provides that a corporation may indemnify such persons against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with such suits, actions or proceedings if the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action by or in the name of the claim or issue as to which such person has been adjudged to be liable to negligence or misconduct unless and to the extent that the court in which the action was brought holds that indemnification is warranted.

The Holding Company's Code of Regulations, as permitted by Ohio law, also provides that the Holding Company may purchase and maintain insurance on behalf of any of the persons which it may indemnify, as described, above against such types of liability.

Item 21.  Exhibits and Financial Statement Schedules.

(a) The following exhibits are included as part of this Registration
Statement:

Exhibit  Description
No.
2       Plan and Agreement of Merger, including Agreement of Merger
3.1    Articles of Incorporation of First Capital Bancshares, Inc.
3.2    Code of Regulations of First Capital Bancshares, Inc.
5, 23  Opinion and Consent of Messrs. Dinsmore & Shohl
23     Opinion of Messrs. Robb, Dixon, Francis, Davis, Oneson &
       Company
21     Subsidiary of the Registrant
22     Form of Proxy
25*    Power of Attorney

_______________________

* Contained on the signature page to this Registration Statement on Form S-4.


Item 22.  Undertakings.

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                        SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chillicothe, State of Ohio on this 23rd day of January, 1998.

                              FIRST CAPITAL BANCSHARES, INC.



                             By: /s/ Thomas W. Beard
                                 Thomas W. Beard, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities indicated and on the dates indicated.

Each person whose signature appears below hereby appoints Thomas W. Beard to be his attorney-in-fact, for him or her in his or her name, place and stead, in any capacity, to sign any and all amendments relating to this Registration Statement, and to file the same with the Securities and Exchange Commission.


Principal Executive Officer:

/s/ Thomas W. Beard
Thomas W. Beard

Principal Financial Officer:

/s/ Thomas W. Beard
Thomas W. Beard

Directors of the Bank:

/s/ Thomas W. Beard
Thomas W. Beard

/s/ James M. Cutright
James M. Cutright

/s/ John H. Kochensparger, III
John H. Kochensparger, III

/s/ Rosemary Kochensparger
Rosemary Kochensparger

/s/ Joe L. Lane
Joe L. Lane

/s/ Edward N. Steel
Edward N. Steel

/s/ Jerry W. Whited
Jerry W. Whited

                             EXHIBIT INDEX


Exhibit No.   Description                         Page in
                                                  Sequential
                                                  Numbering
                                                  System

2            Plan and Agreement of Merger,
             including Agreement of Merger*

3.1           Articles of Incorporation of
              First Capital Bancshares, Inc.**

3.2           Code of Regulations of First
              Capital Bancshares, Inc.***

5, 23         Opinion and Consent of Messrs.
              Dinsmore & Shohl

23            Consent of Messrs.  Robb, Dixon,
              Francis, Davis, Oneson & Company

21            Subsidiary of the Registrant

22            Form of Proxy

25            Power of Attorney****

*Contained as Appendices A and A-1 to Proxy Statement/Prospectus
**Contained as Appendix A-2 to Proxy Statement/Prospectus
***Contained as Appendix A-3 to Proxy Statement/Prospectus
****Contained in the Signature Pages to the Registration Statement

                                  EXHIBIT 5, 23

Charles F. Hertlein, Jr.
(513) 977-8315

December 19, 1997

The Citizens National Bank of Chillicothe
33 West Main Street
Chillicothe, Ohio 45601

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-4, prescribed pursuant to the Securities Act of 1933, to be filed by First Capital Bancshares, Inc. (the "Company") with the Securities and Exchange Commission on or about December 19, 1997, under which up to 690,000 shares of the Company's Common Stock without par value ("Common Stock") are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5 and 23 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 690,000 shares of the Common Stock to be issued for sale to the public shall have been issued and sold upon the terms set forth in the Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

                              Very truly yours,

                              DINSMORE & SHOHL LLP

                              /s/ Charles F. Hertlein, Jr.

                              Charles F. Hertlein, Jr.


    EXHIBIT 23

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation in regulatory applications relative to the formation of a one bank holding company of our independent auditors report dated January 24, 1997 for the financial statements of The Citizens National Bank, Chillicothe, Ohio, as of and for the year ending December 31, 1996.



/s/ ROBB, DIXON, FRANCIS, ONESON & COMPANY

                            EXHIBIT 21
                    Subsidiary of Registrant


              The Registrant has no subsidiaries.

                                  EXHIBIT 22

                               PROXY

           THE CITIZENS NATIONAL BANK OF CHILLICOTHE
                       33 West Main Street
                      Chillicothe, Ohio 45601

    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS CALLED FOR
                       FEBRUARY 24, 1998

THIS PROXY IS SOLICITED BY MANAGEMENT AND UNLESS OTHERWISE MARKED
WILL BE VOTED FOR THE PROPOSAL.

The undersigned, having received notice of the Annual Meeting of Shareholders of The Citizens National Bank of Chillicothe, Chillicothe, Ohio to be held at 1:30 p.m., Tuesday, February 24, 1998, at the main office of the bank, located at 33 West Main Street, Chillicothe, Ohio, hereby designates and appoints Carmi Jones III and William H. Nolan, or any of them, as attorneys and proxies for the undersigned, with full power of substitution, to vote for and in the name of the undersigned all shares of the Common Stock of The Citizens National Bank of Chillicothe which the undersigned is entitled to vote at such Annual Meeting of Shareholders, or at any adjournment thereof, such proxies being directed to vote as specified below on the following proposal:

Management recommends a vote FOR the proposal.

Proposal 1 To elect seven directors as nominated below:

FOR ALL DIRECTORS _________ AGAINST ALL _________

Individual Directors:

Thomas W. Beard                FOR______  AGAINST______

James M. Cutright              FOR______  AGAINST______

John H. Kochensparger, III     FOR______  AGAINST______

Rosemary Kochensparger         FOR______  AGAINST______

Joe L. Lane                    FOR______  AGAINST______

Edward N. Steel                FOR______  AGAINST______

Jerry W. Whited                FOR______  AGAINST______

Proposal 2 To vote on the approval of the following Resolution:

RESOLVED, That the Plan and Agreement of Merger, dated as of January 16, 1998, by and between The Citizens National Bank of Chillicothe and First Capital Bancshares, Inc., together with the Agreement of Merger appended thereto as Exhibit A, providing for the merger of The Citizens National Bank of Chillicothe with and into The CNB Interim Bank and the conversion of The Citizens National Bank of Chillicothe into a holding company structure, are hereby approved, ratified, adopted and confirmed.

FOR______   AGAINST______  ABSTAIN______


Proposal 3 To ratify the engagement of the Bank's auditors:

RESOLVED, That shareholders of the Company hereby ratify the action of the board of directors in retaining Robb, Dixon, Francis, Davis, Oneson & Company as the independent auditors of the Bank for 1998.

FOR______  AGAINST______  ABSTAIN______

If this Proxy is properly signed but one or more of the above ballots are not marked, such proxies are authorized to vote the shares represented by this proxy in accordance with their discretion. It is the present intention of such proxies to vote for the election of directors as nominated herein, for the merger proposal and for the ratification of the auditors, and in the best interest of the Bank, in the judgment of the proxies, concerning any other matters presented at the meeting.

The undersigned reserves the right to revoke this Proxy at any time until the Proxy is voted at the Annual Meeting. The Proxy may be revoked by a later dated Proxy, by giving written notice to the Bank at any time before the Proxy is voted, or in open meeting.


DATED:_________________________     ____________________________
                                    Signature

_________________________________   ____________________________
(Number of Shares)                  Signature

(Please sign Proxy as your name appears on your stock certificate(s). Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.)

ALL FORMER PROXIES
ARE HEREBY REVOKED

PLEASE DATE, SIGN, AND MAIL THIS PROXY TO THE PROXY COMMITTEE, IN
CARE OF THE CITIZENS NATIONAL BANK OF CHILLICOTHE, 33 WEST MAIN
STREET, CHILLICOTHE, OHIO 45601.  A PRE-ADDRESSED ENVELOPE IS
ENCLOSED.